UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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☐	Soliciting Material Pursuant to Rule 14a-12
VONAGE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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VONAGE HOLDINGS CORP.
23 MAIN STREET
HOLMDEL, NJ 07733
April 25, 2018
Dear Stockholders,
We are pleased to invite you to attend the annual meeting of stockholders of Vonage Holdings Corp. to be held on Wednesday, June 13, 2018 at 10:00 a.m., local time via a live webcast at www.virtualshareholdermeeting.com/VG2018. You will be able to attend our annual meeting, vote your shares and submit questions during the annual meeting via this live webcast. Details regarding access to the meeting and the business to be conducted are provided in the accompanying Notice of 2018 Annual Meeting of Stockholders and Proxy Statement. Included with the Proxy Statement is a copy of our 2017 annual report, including our Form 10-K for the year ended December 31, 2017 (without exhibits). We encourage you to read our 2017 annual report, which includes our audited financial statements and information about our operations, markets, and products.
Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by mailing a proxy card or by providing voting instructions to your broker, trustee or nominee will ensure your representation at the annual meeting regardless of whether you attend. Please review the instructions on the Notice you received in the mail and the proxy or voting instruction card regarding each of these voting options.
Also, if you plan to attend our annual meeting via the webcast please see the instructions set forth in the Notice of 2018 Annual Meeting of Stockholders.
Thank you for your ongoing support of Vonage. We look forward to your participation in our annual meeting.
Sincerely,
Alan Masarek
Chief Executive Officer

VONAGE HOLDINGS CORP.
23 MAIN STREET
HOLMDEL, NJ 07733
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Wednesday, June 13, 2018

Place	via live webcast at www.virtualshareholdermeeting.com/VG2018

Items of Business	At the meeting, we will ask you and our other stockholders to:

(1)	elect three Class III directors for a term to expire at the 2020 annual meeting of stockholders;

(2)	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

(3)	approve our named executive officers' compensation in an advisory vote; and

(4)	amend our certificate of incorporation to phase out and eliminate the classified board to provide for the annual election of all directors.

The stockholders will also act on any other business as may properly come before the meeting or any postponement or adjournment of the meeting. The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date
You may vote if you were a stockholder of record at the close of business on April 16, 2018. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the 2018 annual meeting for a period of 10 days prior to the meeting at our principal executive offices at 23 Main Street, Holmdel, NJ 07733, and electronically during the 2018 annual meeting at www.virtualshareholdermeeting.com/VG2018 when you enter your 12-Digit Control Number.

Proxy Voting
It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (Notice) you received in the mail, the section titled “Questions and Answers about the Proxy Materials and the Annual Meeting” beginning on page 1 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

Attending the Meeting
You are entitled to attend the annual meeting only if you were a Vonage stockholder at the close of business on April 16, 2018, or you hold a valid proxy for the annual meeting. Instructions on how to attend and participate in the 2018 annual meeting live via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/VG2018.

By order of the Board of Directors,

Randy K. Rutherford, Chief Legal Officer and Corporate Secretary
Holmdel, NJ
April 25, 2018
Important Notice Regarding the Availability of Proxy Materials for Our
Annual Meeting of Stockholders to Be Held on June 13, 2018
The accompanying proxy statement and our 2017 annual report to stockholders are available at http://ir.vonage.com/

Page No
GENERAL INFORMATION	1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	1
Q: Why am I receiving these proxy materials?	1
Q: What is included in the proxy materials?	1
Q: What information is contained in this proxy statement?	2
Q: Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of printed proxy materials?	2
Q: How can I access the proxy materials over the Internet?	2
Q: What shares can I vote?	2
Q: How many votes am I entitled to per share?	2
Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
Q: How can I attend the annual meeting?	3
Q: How can I vote my shares without attending the annual meeting?	3
Q: How can I vote my shares without attending the annual meeting if I am a stockholder of record?	3
Q: How can I vote my shares without attending the annual meeting if I am a beneficial owner of shares held in street name?	4
Q: Can I change my vote?	4
Q: How many shares must be present or represented to conduct business at the annual meeting?	4
Q: What is the voting requirement to approve each of the proposals?	4
Q: What is the effect of not casting a vote or not providing voting instructions?	5
Q: What happens if additional matters are presented at the annual meeting?	5
Q: Who will serve as inspector of elections?	5
Q: What should I do if I receive more than one set of voting materials?	5
Q: What is “householding” and how do I revoke my consent to the householding program?	5
Q: How may I obtain a copy of our 2017 annual report and proxy materials?	6
Q: Who will bear the cost of soliciting votes for the annual meeting?	6
Q: What is the deadline to propose actions for consideration at the 2019 annual meeting of stockholders or to nominate individuals to serve as directors?	6

CORPORATE GOVERNANCE	12
Corporate Governance Actions	12
Governance Principles	12
Board Leadership Structure	13
Risk Management and Role of the Board in Risk Oversight	14
Board Determination of Independence	14
Board Meetings and Attendance	15
Director Attendance at Annual Meeting of Stockholders	15
Director Retirement Age	15
Directors Changing Their Present Job Responsibilities	15
Transactions with Related Persons	15
Board Committees	16
Audit Committee	17
Compensation Committee	18
Nominating and Governance Committee	19
Director Nomination Process	19
Majority Voting and Director Resignation Policy	20
Communicating with the Independent Directors	20
Codes of Conduct	20
Compensation Committee Report	22

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VONAGE HOLDINGS CORP.
23 MAIN STREET
HOLMDEL, NJ 07733
PROXY STATEMENT
GENERAL INFORMATION
For Our Annual Meeting of Stockholders to be held on June 13, 2018
Vonage Holdings Corp. (referred to as “we,” “us,” “our,” “the company,” or “Vonage” in this document) has made these materials available to you on the Internet, or, upon your request, has delivered the printed proxy materials to you because our board of directors is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders. The annual meeting will be held on Wednesday, June 13, 2018, at 10:00 a.m., local time, via live webcast at www.virtualshareholdermeeting.com/VG2018. If the annual meeting is adjourned or postponed for any reason, the proxies may be used at any adjournments or postponements of the annual meeting. A replay of the webcast will be available on the Investor Relations section of our website through at least July 13, 2018.
This proxy statement summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote. We have mailed a Notice of Internet Availability of Proxy Materials to stockholders and are posting our proxy statement at http://ir.vonage.com/ or have mailed a printed copy of proxy materials on or about April 25, 2018. Included with the proxy statement is a copy of our 2017 annual report, including our Form 10-K for the year ended December 31, 2017 (without exhibits). We sometimes refer to the year ended December 31, 2017 as “fiscal year 2017” in this proxy statement.
OTHER INFORMATION
Our Form 10-K for fiscal year 2017, as filed with the Securities and Exchange Commission, or SEC, which includes our audited financial statements, is available free of charge on the Investor Relations section of our website at http://ir.vonage.com/ or through the SEC's electronic data system at www.sec.gov. To request a printed copy of our Form 10-K (without exhibits), which we will provide to you free of charge, you may write to Vonage's Investor Relations Department at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 or call us at 732.365.1328 or send an email through the Vonage Investor Relations website at http://ir.vonage.com/.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Q: Why am I receiving these proxy materials?
A: Our board of directors has made these materials available to you on the Internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at the annual meeting of stockholders of Vonage Holdings Corp. to be held on Wednesday, June 13, 2018 at 10:00 a.m., local time.
Q: What is included in the proxy materials?
A: The proxy materials include:

•	Our proxy statement for our Annual Meeting; and

•	Our 2017 Annual Report to Stockholders (“Annual Report”) which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

•	If you received printed versions of these materials by mail, these materials also include the proxy card or a voting instruction form for the Annual Meeting.

Q: What information is contained in this proxy statement?
A: The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers in 2017, and certain other required information.

Q: Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of printed proxy materials?
A: In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead the Notice of Internet Availability of Proxy Materials (“Notice”), which we mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper [or email] copy of our proxy materials, you should follow the instructions for requesting such materials on the Notice.

Q: Why a Virtual Meeting?
A: We are excited to embrace technology for our annual meeting that will provide expanded access, improved communications and cost savings for our stockholders and the company. Hosting a virtual meeting will also enable increased stockholder attendance and participation since stockholders can participate from any location around the world. We believe that the virtual meeting is aligned with our vision and values as a leading provider of cloud communications services for businesses and consumers.
You will be able to attend the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/VG2018. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including providing opportunities to make statements and ask questions.

Q: How can I access the proxy materials over the Internet?
A: The Notice will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet and vote your shares; and

•	Request a printed copy of the proxy materials.
Our proxy materials are also available on our Investor Relations website at http://ir.vonage.com/.
Choosing to take advantage of the availability of proxy materials on the Internet or by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment.

Q: What shares can I vote?
A: Each share of Vonage common stock issued and outstanding as of the close of business on April 16, 2018, which we refer to as the Record Date, is entitled to vote on all items being voted on at the annual meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee such as a bank. On the Record Date, we had XXX,XXX,XXX shares of common stock issued and outstanding.
Q: How many votes am I entitled to per share?
A: Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A: Most Vonage stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by Vonage. As the stockholder of record, you have the right to grant your voting proxy directly to Vonage or to vote in person at the annual meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone, as described in the Notice and in the question, “How can I vote my shares without attending the annual meeting” below.
Beneficial Owner
If your shares are held in a brokerage account or by a trustee or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice or printed copies of proxy materials was forwarded to you by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or other nominee can provide you information on how to obtain a “legal proxy.” Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.
Q: How can I attend and vote at the annual meeting?
A: You are entitled to attend the annual meeting only if you were a Vonage stockholder or joint holder as of the Record Date, the close of business on April 16, 2018, or you hold a valid legal proxy for the annual meeting. We will be hosting the 2018 annual meeting live via webcast. A summary of the information you need to attend the annual meeting online is provided below:

•	Any stockholder can attend the 2018 annual meeting live via the Internet at www.virtualshareholdermeeting.com/VG2018

•	Webcast starts at 10:00 a.m. local time on Wednesday, June 13, 2018

•	Stockholders may vote and submit questions while attending the annual meeting on the Internet

•	Please have your 12-Digit Control Number to enter the annual meeting

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/VG2018

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/VG2018 on the day of the annual meeting

•	Webcast replay of the annual meeting will be available at least until July 13, 2018
Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance of the meeting.
Q: How can I vote my shares without attending the annual meeting if I am a stockholder of record?
A: If you are a stockholder of record, you may direct how your shares are voted without attending the annual meeting.
By Internet— If you are a stockholder of record and received a Notice, you may vote by proxy at http://ir.vonage.com/ by following the instructions in the Notice. Stockholders of record of Vonage common stock that received printed proxy materials with Internet access may submit proxies by following the “VOTE BY INTERNET” instructions on their proxy cards until 11:59 p.m., Eastern Time, on June 12, 2018.
By Telephone— Stockholders of record of Vonage common stock that received printed proxy materials who live in the United States or Canada may submit proxies by following the “VOTE BY TELEPHONE” instructions on their proxy cards until 11:59 p.m., Eastern Time, on June 12, 2018.
By Mail— Stockholders of record of Vonage common stock that received printed proxy materials may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted.

Q: How can I vote my shares without attending the annual meeting if I am a beneficial owner of shares held in street name?
A: As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other holder of record how to vote your shares, and it is required to vote your shares in accordance with your instructions. We recommend that you follow the voting instructions in the materials you receive from your broker, bank or other holder of record to vote via the Internet, by telephone or by mail.

Q: Can I change my vote?
A: You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to Vonage's Corporate Secretary at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 prior to your shares being voted, or by attending the annual meeting on the Internet and voting. Attendance at the meeting on the Internet will not cause your previously granted proxy to be revoked unless you specifically so request prior to the vote at the annual meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting while attending the annual meeting on the Internet.
Q: How many shares must be present or represented to conduct business at the annual meeting?
A: The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding common stock of Vonage must be present in person or represented by proxy. Broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q: What is the voting requirement to approve each of the proposals?
A: Directors in an uncontested election are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted “FOR” a Class III candidate for election as director must exceed the number of votes cast “AGAINST” that director. Votes withheld and broker non-votes are not considered votes cast on this proposal and will not have any effect on the election of directors.
We have also implemented a Director Resignation policy, applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. For more information see "Proposal No. 1 - Election of Directors" below. Our board of directors recommends a vote “FOR” all nominees.
The proposal to ratify the appointment of Deloitte and Touche, LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and voting on the proposal at the annual meeting. Abstentions and broker non-votes are not considered votes cast on this proposal and will have no effect on the voting results. Our board of directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte and Touche, LLP to serve as Vonage's independent registered public accounting firm for the year ending December 31, 2018.
The advisory vote to approve executive compensation is not binding. We will consider stockholders to have approved the proposal if there are more votes cast "FOR" the proposal than "AGAINST". Abstentions and broker non-votes are not considered votes cast on this proposal and will have no effect on the voting results. Our board of directors recommends that the stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.
The vote to amend our certificate of incorporation to phase out and eliminate the classified board to provide for the annual election of all directors requires the affirmative vote of at least 75% of the shares of common stock entitled to cote at the annual meeting. Abstentions and broker non-votes are considered votes cast and will have the same effect as a vote against the proposal. Our board of directors recommends that you vote FOR the amendment of our certificate of incorporation to phase out and eliminate the classified board to provide for the annual election of all directors.

Q: What is the effect of not casting a vote or not providing voting instructions?
A: If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under New York Stock Exchange rules, brokers would have discretionary voting power with respect to ratification of the appointment of Deloitte and Touche, LLP, but not for the election of directors, the advisory vote to approve executive compensation, or the amendment of our certificate of incorporation to phase out and eliminate the classified board to provide for the annual election of all directors. We encourage you to provide instructions to your broker, trustee or other nominee regarding the voting of your shares.
If you are a stockholder of record and do not vote by submitting a proxy, no votes will be cast on your behalf on any of the items of business at the annual meeting. If you are a stockholder of record and return your signed proxy card but it does not indicate any voting instructions, such proxy will be voted FOR the election of all director nominees named in this proxy statement and FOR the ratification of the appointment of Deloitte and Touche, LLP.
Q: What happens if additional matters are presented at the annual meeting?
A: Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.
Q: Who will serve as inspector of elections?
A: The inspector of elections will be a representative from Broadridge Investor Communications Services.
Q: What should I do if I receive more than one set of voting materials?
A: You may receive more than one Notice or proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than Notice or proxy materials. Please review the instructions and vote your shares on each Notice, proxy card and voting instruction card that you receive.
Q: What is “householding” and how do I revoke my consent to the householding program?
A: Vonage has adopted a procedure called “householding,” which the SEC has approved. Under this procedure we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. Vonage adopted the householding method to reduce the amount of duplicative material that its stockholders receive and to lower printing and mailing costs. Householding is in effect for the 2018 Annual Meeting of Stockholders and will remain in effect for all future annual meetings.
Upon request, we will deliver promptly a separate copy of the copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. You may request separate copies by notifying us in writing or verbally that you wish to opt out of the householding program at:
Vonage Investor Relations
23 Main Street
Holmdel, NJ 07733
732.365.1328
You may opt out of householding at any time 30 days prior to the mailing of proxy materials. If you own our common stock in street name (such as through a broker), please notify your broker if you wish to continue to receive multiple copies of the Notice and, if applicable, the proxy materials.
Stockholders who share an address and receive multiple copies of the Notice and, if applicable, the proxy materials, can request to receive a single copy of these materials by following the instructions above. Stockholders can also revoke their consent and receive separate copies of these documents in the future by following the instructions above.

Q: How may I obtain a copy of our 2017 annual report and proxy materials?
A: Any stockholder may request copies of our annual report, including our Form 10-K (without exhibits), and proxy materials by sending an e-mail through the Vonage Investor Relations website at http://ir.vonage.com/, calling 732.365.1328 or writing to:
Vonage Investor Relations
23 Main Street
Holmdel, NJ 07733

We will promptly deliver the requested copies. Current and prospective investors can access or order free copies of our annual report, including our Form 10-K (without exhibits) and proxy statement by following these same instructions.
Q: Who will bear the cost of soliciting votes for the annual meeting?
A: Vonage is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing the Notices and proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. [We have retained Georgeson Inc. at an estimated cost of $7,000, plus expenses, to assist in the solicitation of proxies.]
Q: What is the deadline to propose actions for consideration at the 2019 annual meeting of stockholders or to nominate individuals to serve as directors?
A: You may submit proposals, including director nominations, for consideration at future stockholder meetings.
Stockholder Proposals: Any stockholder proposals (other than proposals to nominate directors) intended to be presented at an annual meeting of stockholders called for a date between May 14, 2019 and July 13, 2019 and to be considered for inclusion in our proxy materials must be received by December 26, 2018 and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934. Stockholder proposals failing to comply with the procedures of Rule 14a-8 will be excluded from our proxy materials. Proposals should be addressed to:
Vonage Holdings Corp.
Attn: Corporate Secretary
23 Main Street
Holmdel, NJ 07733
For a stockholder proposal (other than proposals to nominate directors) intended to be presented at an annual meeting of stockholders that is not intended to be included in Vonage's proxy statement under Rule 14a-8, the stockholder must (1) provide the information required by Section 1.11 of our bylaws and (2) give timely notice to the Corporate Secretary of Vonage in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary of Vonage:

•	not earlier than February 13, 2019, and

•	not later than March 15, 2019.
Nomination of Director Candidates: You may propose director candidates for consideration by the board of directors' nominating and governance committee. Any such recommendations should include the nominee's name and qualifications for board of directors membership and should be directed to the Corporate Secretary of Vonage at the address of our principal executive offices set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance—Director Nomination Process” below in this proxy statement.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must provide the information required by Section 1.10 of our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement under Rule 14a-8.

Copy of Bylaw Provisions: You may contact our Corporate Secretary at Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROXY SUMMARY
This summary highlights certain information from our Proxy Statement for the 2018 Annual Meeting. You should read the entire Proxy Statement carefully before voting.
Performance Highlights
Our compensation program measures success against our strategic plan. In 2017 our management team continued to execute on this plan through the optimization of our consumer services business and the successful pivot to the cloud-communications-for-business market. Building on the momentum of previous years, we grew Vonage Business revenues 33% to $499 million, up from $376 million in 2016 and from $8 million when we entered the business market at the end of 2013.
Vonage Business Revenue (in millions)

These gains have been achieved while growing profitability and lowering our churn metrics over the same 2013-2017 period.
Vonage GAAP Income from Operations    Consolidated Adj OIBDA* and Consumer Churn

*Adjusted OIBDA is a non-GAAP financial measure. We define adjusted OIBDA as GAAP income from operations excluding depreciation and amortization, share-based expense, acquisition-related transaction and integration costs, acquisition related consideration accounted for as compensation, change in contingent consideration, costs associated with organizational transformation, loss on sublease, loss from discontinued operation excluding income tax, depreciation from discontinued operation, and net loss attributable to non-controlling interest. Please refer to Appendix A for reconciliations of adjusted OIBDA to GAAP income from operations.

Shareholder Outreach Program
In 2017, we continued our stockholder outreach efforts, which are intended to ensure that management, the Board and our Compensation Committee understand the views of our stockholders on our executive compensation program and corporate governance practices.
Executive Compensation Program
At our 2017 annual meeting, stockholders approved our Say-on-Pay vote with 89.5% support. We were pleased with our stockholders’ level of support, and we believe that this support for the named executive officer compensation resulted from our direct engagement with our stockholders and the changes we have made to our executive compensation program over the past several years.

Management has conducted both in- and off-season discussions with our stockholders, at which we identified issues important to our stockholders with respect to our executive compensation and equity programs. The feedback received from our stockholders is considered by Management and the Compensation Committee, and while we have not made material changes to our programs for 2018, we believe our executive compensation programs reflect a number of important features, detailed below:

Performance-Based RSUs
We award a significant portion of our long-term incentive compensation in the form of performance-based restricted stock units. The number of units actually earned will be determined at the end of the three year performance period based on the achievement of relative stockholder return goals.

No Stock Options in Long-Term Incentive Program	We do not provide long-term incentive compensation in the form of stock options. Stock options are available for purposes of promotion, special, or new hire grants.
Incentive Compensation Recovery Policy
Our Incentive Compensation Recovery Policy permits the company to recoup excess compensation and to recover improper gains in the event of a material restatement of the company's financial results caused by the misconduct of a covered officer (including our NEOs).

Anti-Hedging Policy
Our securities trading compliance policy prohibits any director, officer or employee from engaging in any strategy or using any product to hedge against potential changes in the value of Vonage securities.

Anti-Pledging Policy	Our securities trading compliance policy prohibits any director, officer or employee, except in limited circumstances, from directly or indirectly pledging a significant amount of Vonage securities.
Limits on Incentive Compensation Plan Awards	Our incentive compensation plan includes several other provisions that are protective of our stockholders, including annual award limitations and minimum vesting and exercise price provisions.
Corporate Governance
In addition, in connection with our outreach program, we also discuss matters of corporate governance with our stockholders. In connection with the board's own regular review of our corporate governance practices, and input from stockholders, we have taken the following actions that we believe enhance our corporate governance to the benefit of our stockholders:

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Proposal to Declassify the Board of Directors. Our Board has approved and recommended for stockholder approval at this annual meeting a proposal to amend our Restated Certificate of Incorporation to provide for a phased elimination of the classified structure of the Board.

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Board Refreshment and Diversity. Understanding the importance of board composition and refreshment, the Board has welcomed four new directors since 2014. Our Board’s commitment to refreshment has resulted in a median director tenure of 3.5 years and expanded the diversity of the Board.

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Adoption of Majority Voting - Our board amended our by-laws to require majority voting in connection with uncontested director elections and also approved amendments to our governance principles to implement a director resignation policy. See "Majority Voting and Director Resignation Policy" for additional information.

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Stock Ownership Guidelines - Our board of directors adopted revised stock ownership guidelines that increased the level of ownership required to be held by our named executive officers, and certain other covered executives. Our revised stock ownership guidelines require that our CEO maintain a stock ownership level equal to 5.0x base salary and that our other named executive officers (NEOs) maintain a stock ownership level equal to 3.0x base salary. Our board also eliminated unvested restricted stock units from the stock ownership calculations and expanded the number of executives subject to the guidelines.

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Code of Conduct - We implemented a comprehensive new code of conduct applicable to all our directors, officers, and employees. The new code reflects our corporate values, which support our ongoing strategic transformation.

In all, we believe these changes reflect our commitment to the continuous evaluation and improvement of our compensation and governance practices.

CORPORATE GOVERNANCE
Our board of directors believes that good corporate governance is important to ensure that Vonage is managed for the long-term benefit of stockholders. This section describes key corporate governance principles and practices that our board has adopted. Complete copies of our governance principles, committee charters, code of conduct, and finance code of ethics are available on the Corporate Governance section of our website at www.vonage.com/corporate/corp_index.php. Alternatively, you may request a copy of any of these documents by writing to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733.
We are committed to good corporate governance practices. Our nominating and governance committee and board of directors review our corporate governance practices and market trends on an ongoing basis in order to ensure proper functioning of the board and management. In addition, we act to ensure that our corporate governance practices reflect our mission and values:

Our Mission Statement:
Vonage transforms how people connect
by challenging the status quo and finding a better way

Our Values
One Vonage, Indivisible.
We are a single organization of diverse people and perspectives. We succeed when we embrace debate, yet we act as one.
Before Us, The Customer.
Our success depends on understanding our customers and making great stuff that they want and value.
Without them, there is no us.
Innovate Relentlessly.
As a technology company, our one constant is change. We embrace change, think big and never settle.
Excellence, Served Daily.
Good simply isn’t good enough. Success tomorrow depends on outstanding execution today.
Do The Right Thing.
Every decision and action is an opportunity to demonstrate our collective integrity. We will not tolerate unethical behavior. We respect people. We embrace diversity. We give back to the community as exemplary corporate citizens.
Be Accountable.
Act like a business owner. Do what’s necessary, not what’s asked. Drive the results that matter for our customers, each other and our shareholders.

Governance Principles
Our board of directors has adopted governance principles to assist in the exercise of its duties and responsibilities and to serve the best interests of Vonage and our stockholders. These principles, which provide a framework for the conduct of the board's business, provide that:

•	the board's principal responsibility is to oversee the management of Vonage to assure that the best interests of the company and its stockholders are being served;

•	a majority of the members of our board shall be independent directors;

•	the non-management directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	annually our board and its committees will conduct a self-evaluation to assess whether they are functioning effectively and efficiently.
Board Leadership Structure
The following section describes our board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices.
Our board of directors is currently composed of eight independent directors, and Mr. Masarek, our Chief Executive Officer. Our board of directors has established audit, compensation and nominating and governance committees. Each of the board committees is composed solely of independent directors, each with a different independent director serving as committee chair.
As permitted by our governance principles, our board of directors has designated one of the independent directors as Lead Independent Director. Our Lead Independent Director (i) has the responsibility to schedule and prepare agendas for and to chair meetings of non-management or independent directors, (ii) presides at all meetings of the board at which our Chairman of the Board is not present, (iii) coordinates with our Chairman of the Board and our Chief Executive Officer, and other directors, to determine the frequency and length of board meetings, and coordinates with our Chairman of the Board and our Chief Executive Officer to set the agenda for each board meeting, (iv) facilitates communication between our Chairman of the Board and our Chief Executive Officer and the other directors (however, directors are free to, and do routinely, communicate directly with our Chairman of the Board and our Chief Executive Officer), (v) causes the dissemination of information to the other members of our board, (vi) raises issues on behalf of the non-management or independent directors when appropriate, (vii) has the authority to call meetings of non-management or independent directors, (viii) speaks on behalf of the independent directors when necessary, (ix) discusses board and committee evaluations with the nominating and governance committee, (x) conducts evaluations of our Chief Executive Officer and other executive officers in coordination with the compensation committee, and (xi) coordinates with our Chairman of the Board and our Chief Executive Officer to monitor communications from stockholders and other interested parties. John Roberts, a director since 2004 was appointed as our Lead Independent Director in February 2015.
Our governance principles provide that our board of directors may fill the roles of Chairman of the Board and Chief Executive Officer based upon what is in the best interests of Vonage and its stockholders at any point in time. Our board of directors has determined that the positions of Chairman of the Board and Chief Executive Officer should be held by different persons, and has elected to continue the separation in order to retain the benefit of Mr. Citron's institutional knowledge as Chairman while retaining our Lead Independent Director to maintain an appropriate level of checks and balances in our governance and allowing our board of directors to function effectively. Our governance principles provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate.
Our nominating and governance committee oversees annually a self-evaluation by our board of directors of its performance during the prior year. As part of this process our nominating and governance committee will conduct an evaluation to review the progress and effectiveness of our board of directors and its committees, and submits comments to the Lead Independent Director. Following discussion with the Lead Independent Director, our nominating and governance committee reports back to our board of directors, and the full board of directors will consider and discuss the committee's report, including assessing whether the current leadership structure continues to be appropriate for Vonage and its stockholders. The board has implemented a director peer review process in order to ensure that we have the right mix of skills and experience on the board, and to ensure the appropriate level of performance.

Risk Management and Role of the Board in Risk Oversight
Our Chief Executive Officer reports directly to our board of directors and is responsible for the day-to-day management of our company, including how the company addresses risk. Our Chief Financial Officer is responsible for day-to-day financial risk management under the direction of our Chief Executive Officer. Management has implemented an enterprise risk management process to identify, assess, and manage the most significant risks facing us and conducts risk assessments of our business periodically. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature of the risk, as well as to identify steps to mitigate and manage each risk. Our senior leadership team, functional heads, and other managers are surveyed and/or interviewed to develop this information. The enterprise risk management process is led by our Chief Legal Officer, who reports to our Chief Executive Officer, and our Vice President, Internal Audit, who reports directly to our audit committee. In 2017, our Chief Legal Officer and Vice President, Internal Audit, along with our Senior Vice President Network Operations, provided status updates on our enterprise risk management process and related activities to our audit committee.
Our board of directors is involved in oversight of Vonage's risk assessment and monitoring processes, which it achieves primarily through the work of committees of the board. Management reviews significant risks with our board of directors throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with our board of directors on a periodic basis. Our audit committee has oversight responsibility to review management's risk assessment and risk management policies, including the policies and guidelines used by management to identify, monitor and manage our exposure to risk. Our audit committee reviews and discusses with our management, our outside auditor and our internal auditors the material risks facing Vonage and our management's plans to manage the risks identified as a result of the enterprise risk management process and reports on its review to the full board of directors. Our compensation committee reviews risks arising from our compensation policies and practices and reports on its review to the full board of directors.
Board Determination of Independence
Under applicable New York Stock Exchange rules, a director will only qualify as “independent” if our board affirmatively determines that he or she has no material relationship with Vonage (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board has established guidelines to assist it in determining whether a director has such a material relationship. The guidelines are included in our governance principles, which are available on our website as discussed above. Under these guidelines, a director is not considered to have a material relationship with Vonage if he or she is independent under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and provided he or she:

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is not an executive officer of another company which is indebted to Vonage, or to which Vonage is indebted, where the total amount of either company's indebtedness to the other is more than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; and

•
does not serve as an officer, director or trustee of a tax exempt organization, where Vonage's discretionary contributions to such organization are more than the greater of $1 million or 2% of that organization's consolidated gross revenues. Vonage's automatic matching of employee charitable contributions will not be included in the amount of Vonage's contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.
For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other independent members of our board.
Our board has determined that Jeffrey Citron, Hamid Akhavan, Naveen Chopra, Stephen Fisher, Carolyn Katz, John J. Roberts, and Gary Steele meet the categorical standards described above, that none of these directors has a material relationship with Vonage and that each of these directors is “independent” as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. None of the directors determined to be independent engaged in any related person transactions with the company. In making its determination that Mr. Citron is “independent”, our board considered the fact that the company provided health insurance and medical care payments to Mr. Citron in the amount of $25,330 in 2015 and $25,836 in 2016. Our board also determined that Carl Sparks, during his tenure as director, met the categorical standards described above, did not have a material relationship with Vonage and was “independent” as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. Mr. Sparks resigned effective February 16, 2018.

In addition, in the case of all members of the compensation committee, our board has considered the independence criteria set forth in the rules of the New York Stock Exchange that are specifically applicable to compensation committee members and determined that each of the members of our compensation committee is independent.
Board Meetings and Attendance
Our board met 9 times during 2017. During 2017, each current director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.
Director Attendance at Annual Meeting of Stockholders
Our governance principles provide that directors are encouraged to attend the annual meeting of stockholders. All of our directors then serving on our board attended the 2017 annual meeting of stockholders.
Director Retirement Age
Our governance principles do not establish an age limit for serving as a director. However, the governance principles provide that upon reaching the age of 72 years, a director must submit to our board of directors a letter of resignation to be effective at the next meeting of stockholders held for the election of directors. In each instance, our board of directors will accept the letter of resignation unless our nominating and governance committee determines otherwise. In making such determination, our nominating and governance committee balances the benefits of a director's contributions and continuity against the benefits of having a fresh viewpoint from a new director and such other factors as our board of directors or the nominating and governance committee may consider appropriate.
Directors Changing Their Present Job Responsibilities
Our governance principles require directors who substantially change their present job responsibilities to tender their resignation to the Chairman of the Board, who must refer it to our nominating and governance committee for review. Our board of directors, upon the recommendation of the nominating and governance committee, determines whether to accept the resignation. In cases in which a director is uncertain as to whether he or she ought to tender his or her resignation, our board of directors expects such director to consult with the chairman of the nominating and governance committee. The nominating and governance committee shall consider a director's other job responsibilities in its deliberations concerning directors' standing for re-election.
Transactions with Related Persons
Policies and Procedures for Related Person Transactions
Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Vonage is or will be a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees, or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved or ratified by the board's audit committee. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion after considering the factors set forth below, as appropriate, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the material terms of the transaction and the related person's interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person's interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions requiring approval or ratification for purposes of this policy:

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interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of Vonage's annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of Vonage's certificate of incorporation or bylaws.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.
Related Person Transaction During 2017
The company did not participate in any related persons transactions during 2017.
Board Committees
Our board has established audit, compensation, and nominating and governance committees, each of which operates under a charter that has been approved by our board. Current copies of each committee's charter are posted on the Corporate Governance section of our website at http://ir.vonage.com/.
Our board has determined that all of the members of each of these committees are independent as defined under the rules of the New York Stock Exchange, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

The following table shows the Directors who are currently members or chairperson of each of the standing Board Committees and the number of meetings each committee held in 2017

Director		Audit Committee	Compensation Committee	Nominating and Governance Committee
Hamid Akhavan	I			☑
Naveen Chopra	I	☑	☑
Jeffrey Citron	* I
Stephen Fisher	I		☑	☑
Carolyn Katz	I	☑	☑ C
Alan Masarek
John J. Roberts	LD I	☑ C
Gary Steele	I			☑ C
Number of Meetings in 2017		6	7	5
* - Chairman of the Board
LD - Lead Independent Director
I - Independent
C - Chairperson
☑ - Member
Audit Committee
The audit committee's responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work and evaluating the performance of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	reviewing management's risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm;

•	establishing procedures for the receipt, retention, confidential treatment, and investigation of accounting or auditing related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	overseeing compliance by the company with applicable laws and regulations;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included below in this proxy statement.

The members of our audit committee are Mr. Roberts (Chairman), Ms. Katz, and Mr. Chopra. Each member of our audit committee meets the standards for financial literacy for companies listed on the New York Stock Exchange. In addition, our board of directors has determined that Mr. Roberts, Ms. Katz and Mr. Chopra, each of whom is independent under applicable rules governing independence of audit committee members, are each also an “Audit Committee Financial Expert” as defined by applicable SEC rules. No member of our audit committee currently serves on the audit committees of more than three public companies, except for Mr. Roberts, who serves on three audit committees in addition to ours. Our board of directors has determined that Mr. Roberts' service on those other committees does not impair his ability to effectively serve on our audit committee.
Compensation Committee
The compensation committee's responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executives;

•	determining, along with our other independent directors, compensation for our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing risks arising from our compensation policies and practices;

•	overseeing and administering our cash and equity incentive plans;

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appointing, approving the compensation of, assessing the independence of, and overseeing the work of any compensation consultant, independent legal counsel or other advisor retained by the compensation committee;

•	monitoring compliance of executive officers with our stock ownership policy;

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reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included below in this proxy statement and considering the results of the most recent stockholder advisory vote on executive compensation; and

•	preparing the compensation committee report required by SEC rules, which is included below in this proxy statement.
Independent Compensation Advisor
The compensation committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities under its charter. The compensation committee has engaged and utilizes the services of an independent compensation consultant, Meridian Compensation Partners, LLC, to advise the committee in connection with its oversight of our compensation program. The compensation consultant attends meetings of the compensation committee as requested and also communicates with the compensation committee outside of meetings. The compensation consultant reports to the compensation committee rather than to management, although the compensation consultant may meet with management from time to time for purposes of gathering information on proposals that management may make to the compensation committee, at the request of the compensation committee. The compensation committee is free to replace the compensation consultant or hire additional consultants at any time. The compensation consultant does not provide services to management. In selecting its compensation consultant, the compensation committee considered factors relevant to the consultant's independence, including the factors set forth in applicable rules of the New York Stock Exchange, and determined that the services provided by Meridian in 2017 did not raise any conflicts of interest. The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “Compensation Discussion and Analysis.”
Our management, aided by our human resources and finance departments, and eConsultingNetwork, a compensation consultant retained by management, provided statistical data and survey information to the compensation committee to assist it in determining 2017 compensation levels. The compensation committee considered various factors, including the factors set forth in SEC rules, and determined that the services provided by eConsultingNetwork in 2017 did not raise any conflicts of interest. While the compensation committee utilized this information and valued management's observations with regard to compensation, the ultimate decisions regarding executive compensation were made by the compensation committee in consultation with the committee's own compensation consultant.

Compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also other board members, our chief executive officer, chief financial officer, chief legal officer, and our chief human resources officer. The members of our compensation committee are Ms. Katz (Chairwoman), Mr. Chopra, and Mr. Fisher.
Nominating and Governance Committee
The nominating and governance committee's responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each of the board's committees;

•	making recommendations to our board on the size of and criteria for membership on the board and board committees;

•	reviewing and making recommendations to the board with respect to the compensation of non-executive directors;

•	developing and recommending governance principles to the board;

•	reviewing our disclosures regarding the specific experience, qualifications, attributes or skills that led to the conclusion that each director and nominee should serve as a director;

•
reviewing the board's leadership structure in light of our specific characteristics and circumstances and recommending change, if any, to the board for approval, and reviewing our disclosure regarding board leadership structure; and

•	overseeing an annual self-evaluation of the board and its committees.
An independent compensation consultant, Meridian Compensation Partners, LLC, advised the committee in connection with reviewing the compensation of non-executive directors during 2017. The processes and procedures followed by the nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”
The members of our nominating and governance committee are Mr. Steele (Chairman), Mr. Akhavan, and Mr. Fisher. Mr. Sparks served as Chairman of the committee until his departure in 2018.
Director Nomination Process
In recruiting and selecting director candidates, our nominating and governance committee considers various factors, including the experience and expertise of existing board members and the alignment of candidates' abilities and qualifications with the long-term strategic direction of the company and the qualities described under the heading “Board Composition and Nominees.” To identify director candidates, our nominating and governance committee makes requests to board members and others for recommendations and uses the services of third-party search firms. The committee meets from time to time to evaluate biographical information and background material relating to potential candidates and sets up interviews of selected candidates by members of the committee and the board.
Stockholders may recommend individuals to our nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating and governance committee, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the annual meeting at which it is proposed that the candidate be elected to the board.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Questions And Answers About The Proxy Materials And The Annual Meeting—What is the deadline to propose actions for consideration at the 2019 annual meeting of stockholders or to nominate individuals to serve as directors?” Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy card for the next annual meeting.
Majority Voting and Director Resignation Policy
In 2015 our board approved amendments to our by-laws to implement a majority voting standard. Our by-laws previously had provided for a plurality vote standard in director elections. Beginning with our 2016 annual meeting, directors have been elected by a majority of the votes cast in elections for which the number of nominees for election does not exceed the number of directors to be elected.  A plurality vote standard will continue to apply to contested elections where the number of nominees exceeds the number of directors to be elected.
In connection with the adoption of majority voting, the board also approved amendments to the company’s governance principles to implement a director resignation policy. Under the policy, any incumbent director who does not receive a majority of the votes cast in an uncontested election is required to tender his or her resignation within 10 days of the certification of the relevant election results. The nominating and governance committee will make a recommendation to the board whether to accept or reject the resignation, or whether other action should be taken; the board will act on the nominating and governance committee’s recommendation and will disclose the action it has taken and its rationale within 90 days of the certification of the relevant election results.
Communicating with the Board of Directors or our Independent Directors
Our board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Communications are forwarded to all directors if they relate to important substantive matters or include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we receive repetitive or duplicative communications.
Stockholders and other interested parties who wish to send communications to our Lead Independent Director or the independent directors as a group or the board should address such communications to such directors or the board of directors, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733.
Codes of Conduct
We have a comprehensive code of conduct applicable to all our directors, officers, and employees and have a finance code of ethics applicable to our chief financial officer and employees in our finance organization. The code of conduct and the finance code of ethics are posted in the Corporate Governance section of our website, www.vonage.com/corporate/corp_index.php. We will provide you with printed copies of our codes free of charge on written request to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733. We intend to disclose any waivers from provisions of our codes that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions, as well as amendments to our code(s) that are required to be disclosed under SEC rules, on the Corporate Governance section of our website promptly following the date of such amendment or waiver.
Compensation Committee Interlocks and Insider Participation
During 2017, the members of our compensation committee were Ms. Katz (Chairwoman), Mr. Chopra, and Mr. Fisher. None of the members of our compensation committee was at any time in 2017, or formerly, an officer or employee of Vonage, and none of the members of our compensation committee had any relationship with Vonage requiring disclosure as a related person transaction under Item 404 of Regulation S-K. See “Transactions with Related Persons.” During 2017, none of our executive officers served as a member of the compensation committee or board of directors of any entity that had one or more executive officers that served on our compensation committee or board of directors.

Impact of Compensation Policies on Risk Management
Our compensation committee, with the assistance of its independent compensation consultant, reviewed our compensation policies and practices for our employees, including executive officers, and determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation committee noted several aspects of the design of our compensation program that reduce the likelihood of excessive risk-taking:

•	The program provides a balanced mix of cash and equity, and annual and longer-term incentives.

•
We set varied performance goals that we believe are reasonable in light of corporate strategy, past performance, future projections, market conditions, analyst expectations, and our debt covenants. These performance goals encourage a balanced emphasis on growth, profitability, and operational performance. If management overemphasized any single metric, possibly increasing risk to our long-term performance, it would likely be at the expense of other metrics resulting in reduced compensation. This balanced approach helps mitigate risk and drive long-term performance.

•	Performance goals are primarily team oriented rather than individually focused, and tied to measurable factors that are both transparent to stockholders and drivers of their returns.

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Assuming we achieve at least a minimum level of performance, payouts under our incentive plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	Maximum payout levels for bonuses based upon performance are capped (on each measure and overall).

•	Our compensation committee has discretion to adjust bonus payouts, including making downward adjustments.

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We use a mix of performance-based and time-based restricted stock units. We use restricted stock units for equity awards in part because they retain value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Performance-based restricted stock units also act to better align the interests of our NEOs with those of our stockholders.

•
Under our Incentive Compensation Recovery Policy the compensation committee may recoup incentive compensation, including improper gains from the sale or disposition of vested equity awards, in the event of a material restatement of the company's financial results (other than as a result of a change in accounting rules, principles or interpretations) caused or substantially caused by the misconduct of a covered officer (including our NEOs).

•	Multi-year overlapping vesting periods for equity awards limits employee ability to benefit from short-term risky behavior and encourages long-term decision making and value creation.

•	Under our stock ownership guidelines, each named executive officer is required to own a number of shares of company common stock having a value equal to a multiple of his or her base salary.

•
Our securities trading compliance policy prohibits all directors and employees from engaging in any strategy or using any product to hedge against potential changes in the value of Vonage securities, including short selling techniques, “sales against the box”, puts, calls and other derivative securities, prepaid variable forwards, equity swaps, collars, exchange funds and forward sale contracts.

•
Our securities trading compliance policy prohibits all directors and employees from, directly or indirectly, pledging a significant amount of Vonage securities, including the intentional creation of any form of pledge, security interest, deposit, or lien, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any shares, whether with or without notice, consent, or default, except in limited circumstances.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on the foregoing review and discussion, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
By the Compensation Committee of the Board of Directors of Vonage Holdings Corp.
Carolyn Katz, Chairwoman
Naveen Chopra
Stephen Fisher

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
We have an eight-member board of directors, each of whom, other than our CEO, is independent within the meaning of the New York Stock Exchange listing standards. As a group, our directors have a wide range of backgrounds, experience, and expertise relevant to our company. The median tenure of our directors is approximately 6 years, with four having joined since 2014. Together, the members of our board combine deep knowledge of the company with a diversity of perspectives. Our board of directors is divided into three classes. One class is elected each year for a three-year term. The terms of the directors in Class III will expire at this annual meeting of stockholders and each has been nominated for re-election as a Class III director. The terms of the directors in Class I and Class II will expire at the annual meetings of stockholders to be held in 2019 and 2020, respectively. As discussed in more detail in Proposal No. 4, we have proposed an amendment of our certificate of incorporation to phase out and eliminate the classified board to provide for the annual election of all directors.
No director, director nominee, or associate of any director or director nominee, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director, director nominee or executive officer is related by blood, marriage or adoption to any other director or executive officer.
Board Composition and Nominees
We believe that each member of our board of directors should possess certain qualities, including ethical character, sound judgment, and demonstrated business acumen. In addition, board members should be familiar with our business and industry, be able to work harmoniously, be free of conflicts of interest, be willing to devote sufficient time to satisfy obligations as a director, and be willing to act in the long-term interests of all stockholders. While we do not have a formal diversity policy, we seek to have directors representing a range of experiences, qualifications, skills, and backgrounds relevant to our activities. Our nominating and governance committee has made board diversity a priority in its evaluation of director candidates, expanding the diversity of our board of directors in recent years.

The persons named in the enclosed proxy card will vote to elect each of the following nominees as a director, unless the proxy is marked otherwise. Each nominee has indicated a willingness to serve as a director, if elected. If any nominee becomes unable or unwilling to serve, the proxies may be voted for substitute nominees selected by our board of directors.
Nominees for Terms Expiring in 2021 (Class III Directors)
Jeffrey A. Citron, age 47, has been the Chairman of our board of directors since January 2001. Mr. Citron was also our Chief Executive Officer from January 2001 through February 2006. He served as our Chief Strategist from February 2006 to July 2008 and assumed the additional role of Interim Chief Executive Officer from April 2007, upon the resignation of Vonage's prior Chief Executive Officer, until July 2008. In 1995, Mr. Citron founded The Island ECN, a computerized trading system designed to automate the order execution process. Mr. Citron became the Chairman and CEO of Datek Online Holdings Corp., an online trading firm, in February 1998 and departed The Island ECN and Datek Online Holdings Corp. in October 1999.
As a Founder and former Chief Executive Officer and Chief Strategist of Vonage, Mr. Citron brings deep institutional knowledge and perspective regarding our strengths, challenges, opportunities, and operations to his role as Chairman of our board of directors. Having successfully founded and grown several businesses, Mr. Citron brings entrepreneurial and business-building skills and experience to Vonage. He also brings the perspective of a stockholder with significant stock ownership in us. In addition, Mr. Citron possesses an extensive understanding of telecommunications technologies, including VoIP technology.
Naveen Chopra, age 44, joined our board of directors in July 2014. Mr. Chopra is Chief Financial Officer of Pandora Media, Inc., a leading music discovery platform. Previously, Mr. Chopra served as Interim Chief Executive Officer of TiVo Inc., a leading provider of software, services and technology to enable the distribution and management of video content, from January 2016 until TiVo was acquired by Rovi Corporation in September 2016. Mr. Chopra served as Chief Financial Officer and Senior Vice President, Corporate Development and Strategy of Tivo from December 2012, responsible for overseeing TiVo’s accounting and financial reporting, planning, tax, treasury, corporate development, and strategy functions. Mr. Chopra joined TiVo in 2003 as Director, Business Development, where he later served as Vice President, Business Development, before being promoted to Senior Vice President, Corporate Development and Strategy.

As a C-level executive of a public company, Mr. Chopra brings deep financial and accounting experience in technology companies, as well as seasoned corporate strategy and development, risk management, and compensation experience to the board. In addition, Mr. Chopra has been determined to be an "Audit Committee Financial Expert" under the SEC's ruels and regulations.
Stephen Fisher, age 53, joined our board of directors in January 2013. Currently, Mr. Fisher serves as Senior Vice President and Chief Technology Officer at eBay, Inc. Previously, Mr. Fisher served as Executive Vice President of Technology at Salesforce.com, an enterprise cloud computing company. He joined Salesforce.com in 2004 and held several leadership positions including Senior Vice President of Platform Product Management and Vice President, Engineering. Prior to that, Mr. Fisher served as Architect at AT&T Labs, Inc. from 2001 through 2004. Before joining AT&T Labs, he was Founder, President and Chief Executive Officer of NotifyMe Networks, Inc. In addition, he served as Department Manager, Internet Products Group at Apple Computer, Inc. and was a Lecturer at Stanford University. He currently serves on the board of directors of Safeguard Scientifics, Inc.
Mr. Fisher brings deep technology experience to our board of directors, including expertise in cloud computing, systems architecture, software development, and information, data, and cybersecurity. He is an inventor on 14 U.S. patents and has worked with both start-ups and established technology companies. Mr. Fisher also brings senior leadership and compensation experience to the board.
Directors Whose Terms Expire in 2019 (Class I Directors)
Alan Masarek, age 57, has been our Chief Executive Officer and a director since November 2014. Mr. Masarek joined Vonage from Google, Inc., where he was Director, Chrome & Apps. Prior to joining Google in 2012, Mr. Masarek was the Co-Founder of Quickoffice, Inc. and served as Chief Executive Officer from July 2007 until June 2012, when Quickoffice was acquired by Google. Mr. Masarek also served as Co-Founder, Chairman and Chief Executive Officer of AdOutlet, Inc. from April 1999 to September 2001. Previously, he held senior leadership roles, including President, at Advanced Health Corp. from September 1995 to March 1999. Mr. Masarek is a graduate of the University of Georgia and Harvard Business School.
Mr. Masarek brings to our board of directors extensive business leadership, with more than 20 years of C-level experience at technology-centric companies that span corporate, venture and entrepreneurial settings. He brings to the board strong leadership qualities, corporate development experience, deep experience in technological innovation, and a proven ability to develop breakthrough products and services that drive profitable growth.
Hamid Akhavan, age 56, joined Vonage’s Board in December, 2016. Mr. Akhavan is currently a Partner at Twin Point Capital, a growth oriented private equity firm based in New York, NY and Palo Alto, CA. Prior to that he was a Partner at Long Arc Capital, a private equity firm specializing in disruptive technology investments. Prior to that, Mr. Akhavan was a Principal at Telecom Ventures LLC, an investment firm specializing in telecommunications and related information technologies, from July 2014 to December 2015. Prior to that, Mr. Akhavan served as Chief Executive Officer of Unify Inc. (formerly Siemens Enterprise Communications) from February 2010 to January 2014 and previously served as Chief Operating Officer of Deutsche Telecom and Chief Executive Officer of T-Mobile International.
Mr. Akhavan has extensive experience at organizations spanning from large public corporations, to private-equity funded companies, to startups, with expertise in the wireless, hardware and software markets, as well as in enterprise cloud communications. Mr. Akhavan brings deep and versatile technology, enterprise and communications experience, and adds significant strategic insight to our board.
Gary Steele, age 55, joined the Board in July 2016. Mr. Steele is CEO of Proofpoint, a publicly-traded global Security as a Service vendor. Before joining Proofpoint in 2002, Mr. Steele served as the CEO of Portera, an applications company delivering solutions for the professional services industry. Prior to Portera, Mr. Steele served as the Vice President and General Manager of the Middleware and Data Warehousing Product Group at Sybase, Inc. where he initiated and spearheaded many early internet projects. Before joining Sybase, Mr. Steele served in business development, marketing, and engineering roles at Sun Microsystems and Hewlett-Packard. He holds a B.S. degree in computer science from Washington State University.
Mr Steele brings a broad range of enterprise Software as a Service (SaaS) experience to Vonage, as well as deep knowledge of enterprise sales operations and distribution. Mr Steele adds understanding of the evolving enterprise SaaS market and his strategic experience with global B2B service and subscription businesses.
Directors Whose Terms Expire in 2020 (Class II Directors)
Carolyn Katz, age 56, joined our board of directors in January 2014. Ms. Katz is the executive chair of Author & Company, a digital publisher, a role in which she has served since 2012. Previously, from May 2000 to October 2001, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From June 1984 to April 2000, Ms. Katz was employed by Goldman, Sachs & Co., most recently as a managing director and co-head of Emerging Communications. Ms. Katz has served on the board of directors of NII Holdings, Inc., a multinational cellular telecommunications company, since 2002.
Ms. Katz brings more than 20 years of experience in technology and telecommunications to the Vonage Board, including deep experience helping communications companies with corporate development, international expansion and emerging technologies. In addition, Ms. Katz has been determined to be an “Audit Committee Financial Expert” under the SEC's rules and regulations, and provides guidance and perspective on financial and strategic matters.
John J. Roberts, age 73, joined our board of directors in August 2004 and has served as our Lead Independent Director since February 2015. Mr. Roberts served as Global Managing Partner for PricewaterhouseCoopers LLP, a provider of assurance, tax, and advisory services, from 1998 until his retirement in June 2002. From 1994 to 1998, Mr. Roberts served as Chief Operating Officer of Coopers & Lybrand, which merged with Price Waterhouse in 1998. He currently serves on the boards of directors and audit committees of Armstrong World Industries, Inc. and Safeguard Scientifics, Inc. and the board of trustees and audit committee of the Pennsylvania Real Estate Investment Trust. He is a Member of the American Institute of Certified Public Accountants.
As a result of his roles at PricewaterhouseCoopers LLP and its predecessors, Mr. Roberts, chairman of our audit committee, has experience in public company accounting, risk management, disclosure, and financial system management and has been determined to be an “Audit Committee Financial Expert” under the SEC's rules and regulations. He also has extensive public company board experience (including specific experience on audit committees). Mr. Roberts brings this experience to his role as our Lead Independent Director.

Board Composition & Skills Matrix

	Akhavan	Chopra	Citron	Fisher	Katz	Masarek	Roberts	Steele
Term Expiration	2019	2018	2018	2018	2020	2019	2020	2019
Vonage Committee Membership	N	A, C		C, N	A, C		A	N
C-Level Public Company Experience	X	X	X	X		X		X
Corporate Governance / Legal / Compensation	X	X	X	X	X	X	X	X
Finance and Capital Markets	X	X	X		X	X	X
Financial Literacy	X	X	X		X	X	X
International	X				X		X
M&A/Corporate Development & Strategy	X	X	X		X	X	X
Operational (sales and marketing, network, IT, information security, service delivery etc.)	X		X	X		X	X	X
Product Development/Technology	X		X	X		X	X	X
Risk Management	X	X		X	X		X	X
Tenure (Years)	1	3	17	5	4	3	13	1

Recommendation of our Board of Directors
Our board of directors recommends that the stockholders vote FOR the election to our board of directors of Messrs. Chopra, Citron, and Fisher as Class III directors.

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AUDIT COMMITTEE REPORT
In the performance of its oversight responsibilities, the audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2017 and the evaluation of our internal control over financial reporting as of that date, and has discussed them with our management and our independent registered public accounting firm.
The audit committee has also received from, and discussed with, our independent registered public accounting firm various matters that are required to be discussed under Public Company Accounting Oversight Board standards.
The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm its independence. The audit committee has concluded that the provision of audit and non-audit services by Deloitte & Touche, LLP during the fiscal year ended December 31, 2017 was compatible with Deloitte & Touche, LLP's independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.
As discussed under Proposal No. 2, following this process the audit committee selected Deloitte and Touche, LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
By the Audit Committee of the Board of Directors of Vonage Holdings Corp.
John J. Roberts, Chairman
Naveen Chopra
Carolyn Katz

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
We are asking stockholders to ratify the audit committee's appointment of Deloitte and Touche, LLP ("Deloitte and Touche") as Vonage's independent registered public accounting firm for the year ending December 31, 2018. Deloitte and Touche was appointed as Vonage's independent registered public accounting firm beginning with fiscal year 2017. Although stockholder approval of the audit committee's appointment of Deloitte and Touche is not required by law or our certificate of incorporation or bylaws, our board of directors and the audit committee believe that it is advisable to give stockholders an opportunity to ratify the appointment. In the event the stockholders fail to ratify the appointment, the audit committee will reconsider this appointment. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in Vonage's and its stockholders' best interests.
Representatives of Deloitte and Touche are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.
Auditors' Fees
The following table summarizes the fees Deloitte & Touche billed to us for fiscal 2017.

Fee Category	Fiscal Year 2017
Audit Fees (1)	$1,331,750
Tax Fees (2)	335,816
Total Fees	$1,667,566
 ______________

(1)
Audit fees consist of amounts billed for the audit of our annual financial statements included in our annual report on Form 10-K, the review of the interim financial statements included in our quarterly reports on Form 10-Q, the audit of internal control over financial reporting and other professional services provided in connection with statutory and regulatory filings.

(2)
Tax fees consist of amounts billed for advisory services regarding tax compliance issues and the completion of corporate tax returns. None of our tax fees billed in fiscal year 2017 were provided under the de minimis exception to the audit committee pre-approval requirements.

The following table summarizes the fees BDO USA, LLP billed to us for fiscal 2016.

Fee Category	Fiscal Year 2016
Audit Fees (1)	$1,523,039
Tax Fees (2)	191,739
Audit Related Fees (3)	120,000
Total Fees	$1,834,778
 ______________

(1)
Audit fees consist of amounts billed for the audit of our annual financial statements included in our annual report on Form 10-K, the review of the interim financial statements included in our quarterly reports on Form 10-Q, the audit of internal control over financial reporting and other professional services provided in connection with statutory and regulatory filings.

(2)
Tax fees consist of amounts billed for advisory services regarding tax compliance issues and the completion of corporate tax returns. None of our tax fees billed in fiscal year 2016 were provided under the de minimis exception to the audit committee pre-approval requirements.

(3)	Audit related fees represent fees for due diligence services and other audit procedures incurred in connection with the acquisition of Nexmo.

Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

The audit committee pre-approved all of the fees billed to us by Deloitte & Touche for 2017.

Change in Auditor

On December 2, 2016, the Company, with the approval of the Audit Committee, notified BDO USA, LLP (“BDO”) that it would no longer serve as the Company’s independent registered public accounting firm, effective upon completion of BDO’s audit of the Company’s financial statements for the fiscal year ending December 31, 2016, and appointed Deloitte and Touche as the Company’s new independent registered public accounting firm for its fiscal year ending December 31, 2017. The decision to change the Company’s independent registered public accounting firm was the result of a request for proposal process, which included BDO, in which the Audit Committee conducted a comprehensive, competitive process to select an independent registered public accounting firm, and which action was ratified by the Board of Directors.

BDO’s audit reports on the Company’s financial statements for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years ended December 31, 2016 and 2015 and through the interim period through February 28, 2017, the Company has not had any disagreement with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements. In addition, during the Company’s two most recent fiscal years ended

December 31, 2016 and 2015 and through the interim period through February 28, 2017, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except to note, for the year ended December 31, 2016, that management identified a material weakness in the Company's internal control over financial reporting related to its controls over the preparation of the annual tax provision.

During the Company’s two most recent fiscal years and through the interim period through February 28, 2017, neither the Company nor anyone on its behalf consulted Deloitte and Touche regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by Deloitte and Touche to the Company that Deloitte and Touche concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
Recommendation of our Board of Directors
Our board of directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte and Touche, LLP to serve as Vonage's independent registered public accounting firm for the year ending December 31, 2018.

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PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background
In accordance with Section 14A of the Securities Exchange Act of 1934, our stockholders are being provided the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (NEOs) as disclosed in this proxy statement (a "Say-on-Pay" vote).
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our board of directors believes that the compensation of our NEOs, developed in consultation with a leading compensation consultant, is designed to facilitate long-term stockholder value creation, and is important in attracting, motivating and retaining the high caliber of executive talent necessary to drive our business. We believe the program delivers pay which is strongly linked to company performance over time.
This vote on Proposal 3 is not intended to address any specific element of compensation. Rather, the vote relates to the overall compensation of our NEOs and the policies and practices described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The Say-on-Pay vote is advisory, which means that the vote is not binding on the Company, our board of directors or the compensation committee. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, the compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders. We currently conduct annual Say-on-Pay votes. Stockholders have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the Say-on-Pay vote is scheduled to occur at the 2023 Annual Meeting of Stockholders.
The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy will be viewed as approval of this Proposal 3. Abstentions and broker non-votes have no impact on the results of the vote.
Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Recommendation of our Board of Directors
Our board of directors recommends that the stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 4
AMEND OUR CERTIFICATE OF INCORPORATION TO PHASE OUT AND ELIMINATE THE CLASSIFIED BOARD TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS

Background
The Board has approved, declared advisable, and recommends your approval of, amendments to our Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) that provide for the phased elimination of the classified structure of the Board.
The proposed amendments to the Certificate of Incorporation eliminate the classification of the Board over a three-year period, provide for the annual election of all directors beginning at the 2021 Annual Meeting, and make certain conforming and technical changes to the Certificate of Incorporation. Board declassification would be phased-in over a three-year period, beginning at the 2019 Annual Meeting at and after which, directors would be elected to one-year terms, as the incumbents’ three-year terms expire. To avoid ambiguity, the amendment specifies that directors elected before 2019 (including those elected at the 2018 Annual Meeting) serve out their three-year terms.
Accordingly, the three-year term for the Class I directors elected at the 2016 Annual Meeting would expire as originally scheduled at the 2019 annual meeting, the three-year term for the Class II directors elected at the 2017 Annual Meeting would expire as originally scheduled at the 2020 Annual Meeting of stockholders, and the three-year term for the Class III directors elected at 2018 Annual Meeting would expire at the 2021 Annual Meeting.
The implementation of the declassification of the Board pursuant to the proposed amendments would commence at the 2019 Annual Meeting. Director nominees standing for election at the 2019 Annual Meeting and each annual meeting of stockholders thereafter would be elected to serve a one-year term. Beginning with the 2021 Annual Meeting, all directors would stand for annual elections. The table below summarizes the proposed implementation of the declassification under this approach:

Annual Meeting Year	Length of Term for Directors Elected	Year Term Would Expire	Portion of the Board Elected at the Annual Meeting
2018	3 Years	2021	3 of 8
2019	1 Year	2020	3 of 8
2020	1 Year	2021	5 of 8
2021 and thereafter	Annual Election	One Year Later	8 of 8
Under our classified Board structure, directors may only be removed with cause. Section 141(k) of the Delaware General Corporation Law requires that directors serving on a non-classified board may be removed by stockholders either with or without cause. Therefore, if amended as proposed, our Restated Certificate of Incorporation will provide that once the Board ceases to be classified in 2021, directors may be removed with or without cause.
The affirmative of at least 75% of the shares of common stock entitled to vote at the annual meeting is required to approve the amendments. A copy of Article NINTH of the company’s Restated Certificate of Incorporation as it is proposed to be amended is attached to this proxy statement as Exhibit I. If approved, the proposed amendments to the Restated Certificate of Incorporation would become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware, which the company would do promptly after stockholder approval is obtained for the proposed amendments. If the proposed amendments are not approved, they will not be implemented and the Company’s current classified Board structure will continue in place.

Recommendation of our Board of Directors
Our board of directors recommends that stockholders vote FOR amendments to our Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) that provide for the phased elimination of the classified structure of the Board.

COMPENSATION
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis, we address the compensation provided to our named executive officers (NEOs). We also discuss the goals for our executive compensation program and other important factors underlying our compensation practices and policies.

Stockholder Outreach
In 2017, we continued our outreach to stockholders regarding compensation and governance related matters, building on the success of prior efforts. In 2017, we held discussion with stockholders representing approximately [15]% of our outstanding shares. During these discussions, our stockholders provided feedback regarding our compensation programs and corporate governance matters. The company and its compensation committee take stockholder feedback seriously, and incorporate that feedback in its review of our compensation programs. In recent years, stockholder input has influenced our revised compensation programs, further aligning the interests of our NEOs with our stockholders, and also significantly influenced the terms of our arrangement with our new Chief Executive Officer. We also implemented corporate governance changes in response to discussions with stockholders and the review and recommendation of our nominating and governance committee and our Board of Directors. See "Proposal No. 1 - Election of Directors" for additional information.
We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2017 compensation of our NEOs.
2017 Performance
Our fiscal 2017 financial performance, along with the individual performance of our NEOs, served as key factors in determining compensation for 2017. Our 2017 compensation program measures results against our strategic plan and rewards exceptional individual performance. In 2017 our management team continued to successfully pivot to the cloud communications for business market and drove business revenues to record levels. The team accomplished these results while also optimizing the profitability of our consumer services business. Building on the momentum of previous years, Vonage delivered strong financial and operational results in 2017, as follows:

•	Delivered total revenues of $1,002 million, an increase from $956 million in the prior year, and our third consecutive year of consolidated revenue growth.

•	Grew Vonage Business revenue 33% to $499 million, up from $376 million in 2016.

•	Generated GAAP Net Loss of $34 million or $(0.15) Per Share on a diluted basis, and Net Income, excluding adjustments*, of $67 million or $0.28 Per Share on a diluted basis.

•	Achieved Adjusted OIBDA* of $180 million, up 13% from the prior year.

•	Produced net cash provided by operating activities of $128 million, and Free Cash Flow* of $95 million, our seventh consecutive year of positive Free Cash Flow.

•	Repurchased 1.6 million shares for $10 million at an average price of $5.95 in 2017 and a total of 57.2 million shares for $191 million since the inception of the program.

•	Reduced net debt by $90 million in 2017.

•	Continued the growth of our patent portfolio, which grew from 146 to over 185 issued U.S. patents, with nearly 60 pending U.S. patent applications.

•	Built out our business sales infrastructure and distribution channels, including field sales, where we ended the year in 20 U.S. markets.

*Adjusted OIBDA, net income excluding adjustments and free cash flow are non-GAAP financial measures. We define adjusted OIBDA as GAAP income from operations excluding depreciation and amortization, share-based expense, acquisition related transaction and integration costs, acquisition related consideration accounted for as compensation, change in contingent consideration, costs associated with organizational transformation, loss on sublease, loss from discontinued operation excluding income tax, depreciation from discontinued operation, and net loss attributable to non-controlling interest. We define adjusted net income, as GAAP net income excluding amortization of acquisition - related intangibles, acquisition related costs, acquisition related consideration accounted for as compensation, change in contingent consideration, organizational transformation, loss on sublease, and tax effect on adjusting items. We define free cash flow as net cash provided by operating activities minus capital expenditures, intangible assets, and acquisition and development of software assets. Please refer to Appendix A for reconciliations of: (1) adjusted OIBDA to GAAP income from operations, (2) net income excluding certain adjustments to GAAP net income, and (3) free cash flow to GAAP cash provided by operating activities.
This strong financial and operational performance led to a significant increase in stockholder value in 2017. The chart below shows the percentage change in the daily closing price of Vonage common stock on the NYSE from January 1, 2017 through December 31, 2017, at which time our stock price was $10.17.

Named Executive Officers
Our “Named Executive Officers” are the executive officers who are included in the Summary Compensation Table. They include the following current officers:
• Alan Masarek, Chief Executive Officer, who became chief executive officer of the company in November 2014;
• David T. Pearson, Chief Financial Officer, who joined the company in May 2013;
• Kenneth D. Wyatt, Chief Revenue Officer, who joined the company in February 2017;
• Omar Javaid, Chief Product Officer, who joined the company in August 2015;
• Edward Gilvar, Chief Marketing Officer, who joined the company in April 2015.
Compensation Objectives
The 2017 compensation for our executive officers was designed to meet the following objectives:

•	Provide competitive compensation in order to attract, retain, and motivate highly-skilled executives. We refer to this objective as “competitive compensation.”

•
Reinforce the importance of meeting and exceeding identifiable and measurable goals, while not encouraging our management to take unreasonable risks. We refer to this objective as “performance incentives.”

•
Provide opportunities for our executive officers to acquire meaningful equity ownership that will encourage the creation of stockholder value. We refer to this objective as “alignment with stockholder interests.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of 2017 compensation were as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Cash Bonus	Performance Incentives Competitive Compensation

Long-Term Incentives	Retention Incentives Alignment with Stockholder Interests Performance Incentives Competitive Compensation

When reviewing the compensation program, our compensation committee, with the assistance of an independent compensation consultant, considers the impact of the compensation program on Vonage's risk profile. Our compensation committee believes that our compensation program has been structured to provide strong incentives for executives to appropriately balance risk and reward. See also “Impact of Compensation Policies on Risk Management” above.
Compensation and Governance Matters
Our compensation committee reviews our compensation programs, competitor company data and best practices in the executive compensation area annually to determine whether changes should be made to address the objectives described above. For example, in recent years we began awarding a significant portion of our long-term incentive compensation in the form of performance-based restricted stock units, which are earned after three years based on relative total stockholder return performance. We continue to believe that this structure helps to align executive and stockholder interests while providing performance and retention incentives in a competitive compensation package.

We have adopted compensation practices and policies that our board believes advance our compensation objectives, including:

	Things We Do	Summary
✓	Emphasize Pay for Performance	We link our named executive officers’ incentive compensation to our financial performance and the attainment of specified goals that drive stockholder value.
✓	Retain an Independent Compensation Consultant
Our compensation committee uses an independent compensation consultant to advise the committee on its oversight of our compensation program. The compensation consultant does not provide services to management.

✓	Grant Performance-Based Equity
We award a significant portion of our long-term incentive compensation in the form of performance-based restricted stock units. The number of units actually earned is determined at the end of the three year period based on relative stockholder return performance.

✓	Maintain Robust Stock Ownership Guidelines	Our stock ownership guidelines require that our CEO maintain a stock ownership level equal to 5x base salary and that our other NEOs maintain a stock ownership level equal to 3x base salary.
✓	Maintain Incentive Compensation Recovery Policy
Our Incentive Compensation Recovery Policy permits the company to recoup excess compensation and to recover improper gains in the event of a material restatement of the company's financial results caused by the misconduct of a covered officer (including our NEOs).

✓	Revamped Incentive Compensation Plan	Our 2015 Equity Plan includes several provisions that are protective of our stockholders, including annual award limitations, and minimum vesting and exercise price provisions.
✓	Have "double-trigger" vesting of equity awards upon a change-in-control
Our 2015 Equity Plan includes several provisions that are protective of our stockholders, including "double trigger" vesting upon a change-in-control. Our compensation committee has discretion whether to accelerate vesting upon a change of control.

	Things We Don't Do	Summary
x	Use Stock Options in our Long-Term Incentive Program	We do not provide long-term incentive compensation in the form of stock options. Stock options are available for purposes of promotion, special, or new hire grants.
x	Allow the repricing of options or "evergreen" share counting under our 2015 Equity Plan	Our 2015 Equity Plan contains prohibitions on evergreen provisions, and a prohibition on the repricing of options.
x	Permit Hedging of Company Stock
Our securities trading compliance policy prohibits any director, officer or employee from engaging in any strategy or using any product to hedge against potential changes in the value of Vonage securities.

x	Permit Pledging of Company Stock	Our securities trading compliance policy prohibits any director, officer or employee, except in limited circumstances, from directly or indirectly pledging a significant amount of Vonage securities.
x	Pay Excise Tax Gross-ups Upon Change of Control.	Our 2015 Equity Plan does not allow for the payment of excise tax gross-ups upon a change of control.
x	Provide Material Perquisites to our NEOs.
We have reduced the perquisites provided to our NEOs over the last several years, with the remaining minimal perquisites deemed necessary to support greater efficiency in how our executives work for us.

Engagement of Compensation Consultant
The compensation committee has the authority to engage its own independent consultants, counsel and other advisors to assist in carrying out its responsibilities under its charter. The compensation committee retained Meridian Compensation Partners, LLC, an independent compensation consultant, as described in further detail under “Compensation Committee” above, to advise the committee in connection with its oversight of our compensation program for 2017.
Determination of Competitive Compensation
As part of our annual process for assessing the competitiveness of executive compensation, we compare the compensation of our executives to survey data. For 2017, we used the following data sources:

•	2016 Radford Global Technology Survey - Communications/Internet/Software (revenue $0.5B - $2.5B).

•	2016 Equilar Top 25 Survey - Technology, Telecom Technology, and Telecom Services (revenue $0.5B - $2.5B).
Because the compensation committee was seeking survey data covering a broad range of companies meeting the revenue and industry criteria set forth above, the compensation committee did not focus on the individual companies included in the survey data. We refer to the data sources described above as the “market sample.”
We placed equal weight on each survey source. We believe that telecommunications, communications, software, internet companies, and technology companies in general with comparable revenues represent an appropriate comparison group for our executives because they are the companies against which we are most likely to compete for executive talent.
We target base salary, target annual cash bonus and total direct compensation (the sum of base salary, target annual bonus, and equity-based grants) at the 50th percentile of the market sample. However, the Compensation Committee retains the flexibility to deviate from this target based on individual performance and experience as necessary. We believe this target level is appropriate to reward company and individual performance that met our performance goals.

A significant portion of our compensation is performance-based. Therefore, actual incentive compensation paid to our named executive officers may vary from targeted levels based on achievement of performance targets. Moreover, the comparative analysis described above provides only guidelines, and we do not follow them rigidly.
Employment Arrangements with our Named Executive Officers
Our NEOs' 2017 compensation was governed in part by the terms of employment arrangements described in detail below under “Potential Post-Employment Payments - Employment and Related Agreements” and incorporated herein by reference.
Salaries
For 2017, our named executive officers did not receive salary increases. The salaries of our named executive officers for 2017 were as follows:

Name	2017 Salary
Alan Masarek	$875,000
David T. Pearson	$530,500
Kenneth D. Wyatt	$340,576
Omar Javaid	$400,000
Edward Gilvar	$385,000

Annual Cash Bonuses
When determining the annual cash bonuses of our executive officers, the compensation committee reviews achievement of objective performance criteria. The compensation committee may also consider discretionary factors relating to the executive's individual performance. For 2017, the target bonus opportunity percentages for the participating named executive officers were as follows:

Name	Target Percentage of Base Salary
Alan Masarek	125%
David T. Pearson	100%
Kenneth D. Wyatt	75%
Omar Javaid	60%
Edward Gilvar	60%

There were five base metrics applicable to all participants in the 2017 bonus program: UCaaS Revenue ex USF, CPaaS Revenue, CPaaS Financial Performance, Churn - UCaaS, and Consolidated OIBDA. These metrics determined 90% of the bonus opportunity for our named executive officers in 2017, with the remaining 10% determined by individual objectives, or MBOs, approved by the compensation committee. The weighting of these metrics within the 90% were as follows:

Base Metrics

Corporate Metrics	Weighting
UCaaS Revenues	40% of target bonus
CPaaS Revenue	10% of target bonus
CPaaS Financial Performance	15% of target bonus
Churn - UCaaS	10% of target bonus
Adjusted Consolidated OIBDA	25% of target bonus
•UCaaS Revenues includes revenues from Vonage Business Cloud and Vonage Enterprise product lines.
•CPaaS Revenues include revenues from Nexmo, the Vonage API Platform product line.
•CPaaS Financial Performance includes revenues from Nexmo, the Vonage API Platform less associated costs of providing services.
•Churn - Business relates to recurring revenue lost from customers that churn during the year divided by average recurring revenue for the year.
•Adjusted OIBDA is GAAP income (loss) from operations excluding certain items including depreciation and amortization and share-based expense. See Appendix A for a reconciliation of Adjusted Consolidated OIBDA to GAAP income from operations.
Each metric has a minimum, target, and maximum performance level that would result in certain payments of the weighted target bonus for the metric. No payment is made for performance below the minimum performance level. Our compensation committee also implemented limitations on the bonus payment to reflect the Company’s focus on revenue growth. Regardless of performance against any of the bonus metrics, no payments above 95% of the target bonus would be made unless a target level of performance for the combined UCaaS Revenues and CPasS Revenue metrics was met. For our senior executives, including named executive officers, 90% of the 2017 bonus was determined based upon the Base Metrics defined above and 10% of the 2017 bonus was determined based upon individual performance metrics, or MBO's, approved by the compensation committee. The individual MBO payouts were determined based upon performance levels upon which minimum, target, and maximum bonuses could be paid.
The following table shows the performance levels upon which minimum, target, and maximum bonuses would have been paid, the payout percentages associated with those performance levels, and the actual 2017 performance for the Base Metrics.

	2017
Performance Measure	Weighting	Minimum (50%)	Target (100%)	Maximum (175%)	Actual Performance	Weighted Attainment	Adjusted Performance (1)	Adjusted Attainment
UCaaS Revenue	40%	$334,000	$341,000	$351,000	$332,000	—%	$332,000	—%
CPaaS Revenue	10%	$140,000	$145,000	$155,000	$139,665	5.5%	$145,000	10%
CPaaS Financial Performance	15%	$29,000	$32,000	$37,000	$22,000	—%	$22,000	—%
Churn - UCaaS	10%	1.4%	1.32%	1.1%	1.32%	10%	1.32%	10%
Adjusted Consolidated OIBDA	25%	$159,000	$166,000	$176,000	$180,000	37.5%	$180,000	37.5%
Total Bonus Payout	100%					53%		57.5%
* Revenue and Adjusted Consolidated OIBDA amounts in thousands.
(1) While the Company did not achieve the target related to CPaaS revenue during the year ended December 31, 2017, the Board approved an adjustment to this metric to reflect attainment of the target at 100%.
Rationale and Method for Setting Performance Targets
2017 performance targets reflect the Company's continued pivot towards the cloud communications for business markets. For 2017:

•UCaaS Revenue and CPaaS Revenue, which represent total business revenue, represent 50% of overall performance weighting;
•Total business revenue targets were significantly increased over the prior year;
•Metrics related to business performance represented 100% of the performance metrics;
•The profitability metric (Adjusted Consolidated OIBDA) was also significantly increased over the prior year; and
•Consumer Revenue was no longer included as a metric for which performance is measured.
These changes reflect the continuing decline in domestic premium home phone markets and expected revenue from these markets, offset by our continued execution of our growth strategies in business markets. The compensation committee attributed higher weight and increasing performance targets to the UCaaS Revenue and CPaaS Revenue metrics in order to reflect these market changes and the Company's strategic priorities.
Rationale and Method for Setting MBOs
2017 individual MBOs reflect the Company's continued pivot towards the cloud communications for business markets. For 2017:
•For Mr. Masarek, targets included the optimization of UCaaS revenue growth, meeting CPaaS performance plans, and executing on long-term positioning strategies;
•For Mr. Pearson, targets included performance against functional budget targets, modernization of systems, and long-term financial planning;
•Mr. Wyatt joined the company in February 2017 and did not have specific targets established, however his individual performance against expectations was reviewed by the Compensation Committee;
•For Mr. Javaid, targets included performance against functional budget targets, product strategy development, and product marketing development; and
•For Mr. Gilvar, targets included performance against functional budget targets, company marketing positioning objectives, and developer strategy objectives;
These objectives create additional focus on our continued pivot towards the cloud communications for business markets.
Calculation of Annual Cash Bonus Awards
The annual cash bonus awards are calculated by multiplying the total bonus achievement percentages by the executive's target bonus. As shown above, the annual cash bonus payout to our NEOs with respect to the Base Metrics was 57.5%, as adjusted. Our Named Executive Officers performed well against individual MBO requirements, leading to results ranging from 75% achievement to 112.5% achievement resulting in the following annual bonus payments:
Annual Cash Bonus Payouts 2017

Name	Non-Equity Incentive Plan Compensation (1)	CPaaS Revenue Attainment Adjustment (2)	Total 2017 Bonus Award	Base Metric Achievement Percentage (90%), as adjusted	Individual MBO Achievement Percentage (10%)	Total 2017 Award as Percentage of Target Bonus
Alan Masarek	$631,094	$44,844	$675,938	57.5%	100.0%	61.8%
David T. Pearson	$312,405	$21,179	$333,584	57.5%	112.5%	63.0%
Kenneth D. Wyatt	$147,385	$10,472	$157,857	57.5%	100.0%	61.8%
Omar Javaid	$138,480	$9,840	$148,320	57.5%	100.0%	61.8%
Edward Gilvar	$127,512	$9,470	$136,982	57.5%	75.0%	59.3%

(1) Reflects annual cash bonus payment prior to adjustment made to the base metric achievement percentage for CPaaS revenues to 100% of target.
(2) Reflects discretionary bonus payment approved by the Company's Compensation Committee to reflect adjustment of the base metric achievement percentage for CPaaS revenues to 100% achievement of the target. The Committee determined to make these awards to reflect management's focus on profitable revenues evidenced by the refusal to accept unprofitable business, leading to the shortfall to target.

These payments are reflected in the “Non-Equity Incentive Plan Compensation” and "Bonus" columns of the Summary Compensation Table.

Long-Term Incentives
2017 LTI Program

We award a significant portion of our long-term incentive compensation in the form of performance-based restricted stock units. The number of units actually earned will be determined at the end of the three-year performance period based on relative total stockholder return performance. By linking a significant portion of our long-term incentives to three-year performance goals, we more closely align our NEOs' incentives with the long-term interests of stockholders.

2017 LTI Program
Award Type	% of Award	Vesting
Performance-based RSUs	50%	3 year cliff
Time-based RSUs	50%	Equal 3 year increments

Performance RSUs are granted subject to the following terms:

•	The number of performance RSUs granted is based on a target value determined by the compensation committee.

•
The number of performance RSUs actually earned will be based on Vonage's relative performance measured against a defined performance group consisting of telecom and technology companies we consider to be similar to Vonage, as discussed below.

•
The performance metric used in our program is “Total Stockholder Return” (TSR). TSR is the percentage growth in stock price over the performance period, plus dividends and adjusted for events such as stock splits. Vonage's TSR performance will be ranked against the other companies in the performance group.

•	TSR is measured over a three-year performance period.

•
The actual number of shares received at the end of the performance period can range from 0-200% of the target number of shares, based on the company's TSR performance during the performance period, as follows.

Payout Schedule
Percentile Ranking			% of Target Earned
Greater than		80%			200%
50%	—	80%	100%	—	200%
30%	—	50%	50%	—	100%
Less than		30%			0%

•
Payouts are based on ranking results with linear adjustment between percentile ranks in the chart above. For example, achievement of the 65th percentile would result in 150% of the target number of shares being issued at the end of the performance period and achievement of the 40th percentile would result in 75% of the target number of shares being issued at the end of the performance period.

•
Payouts are capped at 100% (target) if the company's TSR performance is negative at the end of the performance cycle, even if the company's relative TSR performance would have produced a higher payout.

Our performance group for 2017 awards was based on companies included in our prior period performance group, with modifications approved by our compensation committee to improve relevance to our business. These modifications included (1) the removal of companies with cell tower-based business models and (2) the addition of companies in the communications or software-as-a-service sectors. Our performance group for 2017 was set as follows:

8x8, Inc.	Iridium Communications Inc.
AT&T Inc.	j2 Global, Inc.
ATN International, Inc.	Lumos Networks Corp.
BroadSoft, Inc.	magicJack VocalTec Ltd.
CenturyLink, Inc.	Mitel Networks Corporation
Cincinnati Bell Inc.	Ooma, Inc.
Cogent Communications Holdings, Inc.	RingCentral, Inc.
Comcast Corporation	Shenandoah Telecommunications Company
Consolidated Communications Holdings, Inc.	ShoreTel, Inc.
Five9, Inc.	Spok Holdings, Inc.
Frontier Communications Corporation	Telephone and Data Systems, Inc.
Fusion Telecommunications International, Inc.	Twilio Inc.
General Communication, Inc.	Verizon Communications Inc.
GTT Communications, Inc.	West Corporation
IDT Corporation	Windstream Holdings, Inc.

We believe that our long-term compensation program elevates the link between pay and performance for our NEOs and closely aligns the interests of management and our stockholders.
This list of companies differs from the group we used for 2016 grants. For 2017, in order to better align our performance group with relevant competitors, we (i) removed inContact Inc., Interactive Intelligence Group Inc., and NTELOS Holdings Corp due to acquisitions in 2016; (ii) replaced Fairpoint Communications, Level 3, Earthlink due to pending acquisitions in 2017; (iii) removed Sprint and T-mobile as they are less relevant to our direct business competition; and (iv) added Twilio Inc., Fusion Telecommunications International Inc., j2 Global, Inc., and GTT Communications Inc.
We annually evaluate our performance group to ensure its rigor, as reflected by the inclusion of high performing technology and software-as-a-service peers.
Vesting of Prior LTI Awards
In 2017, awards made to our executives under the company's 2015 LTI Program vested based upon company TSR performance against our peer group over the three-year period from 2015-2017. Our TSR performance for the 2015-2017 performance period was 135.9%, ranking at the 80th percentile, and equating to a 200% payout under the terms of the 2015 LTI Program. Our Named Executive Officers received the following shares pursuant to the vesting of PRSUs in connection with this performance:

Name	Shares Issued Upon Vesting of 2015 LTI Awards
Alan Masarek*	1,000,000
David T. Pearson	229,720
Kenneth D. Wyatt**	-
Omar Javaid	152,000
Edward Gilvar	130,000
* Mr. Masarek's award reflects the vesting of a sign-on performance award made in conjunction with the execution of his employment agreement upon joining the company in November 2014 that was made subject to the same performance criteria as the 2015 LTI Program awards.
** Mr. Wyatt joined the company in February 2017.
2017 Annual Equity Grants: In 2017, the compensation committee approved performance and time-based restricted stock unit grants to our executive officers based on corporate performance, competitive data for the market sample, the level of the individual's responsibility, and individual contributions to Vonage. The compensation committee also considered the recommendations of our Chief Executive Officer for the other executive officers then employed by us. The number of time-based RSUs was based on a target value determined by the compensation committee, divided by the 20-day average price of our common stock leading up to and including the date of grant. The number of performance-based RSUs for each executive was based on a target value determined by the compensation committee, divided by the Monte Carlo value of a performance RSU adjusted to split the excess accounting cost between the company and the executive. The target values for the time-based RSUs and the performance-based RSUs were the same, with the Monte Carlo valuation accounting for the difference in the number of units ultimately granted.
The named executive officers received the following equity awards in 2017:

Name	Number of Shares Underlying Stock Options	Number of Time-based Restricted Stock Units	Number of Performance-based Restricted Stock Units
Alan Masarek		418,719	356,643
David Pearson	1,000,000	164,203	289,860
Kenneth D. Wyatt		183,333	83,916
Omar Javaid		65,681	55,944
Edward Gilvar		61,576	52,447

Mr. Pearson received a grant of 1,000,000 options and 150,000 performance-based RSUs on May 19, 2017. These awards reflect Mr. Pearson's increased responsibilities for the oversight and performance of our consumer business. The performance-based RSUs vest based upon the achievement of allocated cash flow targets over the performance period beginning on January 1, 2017 and ending on December 31, 2019.

Mr. Wyatt's awards reflect his sign-on equity award rather than the Company's annual equity award structure.
Stock Ownership Guidelines for Executives
Our compensation committee and board of directors have adopted stock ownership guidelines setting forth the level of ownership required to be held by our named executive officers, and certain other covered executives. Our compensation committee and board of directors believes that these requirements help to ensure the alignment of executive interests with stockholder interests and promote a focus on long-term growth. The following table reflects the stock ownership levels required for our named executive officers, which are measured on a quarterly basis:

Name	Stock Ownership Level
Alan Masarek	5.0x base salary
David Pearson	3.0x base salary
Kenneth Wyatt	3.0x base salary
Omar Javaid	3.0x base salary
Edward Gilvar	3.0x base salary

Shares counted in assessing compliance with the guidelines include shares owned outright and the in-the-money value of vested stock options. Each covered executive must retain 50% of net stock options exercised or stock delivered from vested restricted stock units until the guidelines are met. Executives may be exempted from the guidelines and/or the retention requirement due to financial hardship as determined by the compensation committee in its discretion. There is no specific time period required to achieve the guidelines. Messrs. Masarek and Pearson currently satisfy these guidelines and the other named executive officers comply with the hold requirement.
Benefits and Perquisites
For 2017, Mr. Masarek received a monthly housing and commuting allowance. We have also taken steps to ensure executives’ continued health and ability to render services to the Company through an annual physical program. Our incremental costs for the perquisites described above are shown in note 5 to the Summary Compensation Table.
We also maintain a 401(k) savings plan, which is a tax-qualified defined contribution plan available to all of our employees. Messrs. Masarek, Pearson, Wyatt, and Gilvar participated in the plan in 2017. Under the plan, an employee was permitted to contribute, subject to Internal Revenue Code limitations, up to a maximum of $18,000 of his or her annual compensation to the plan in 2016. In 2017, we provided a matching contribution equal to 50% of each dollar contributed by a participant, up to a maximum contribution of $6,000. The matching contributions vest after one year following the date of employment. Employee and matching contributions are based on compensation up to annual limits established under the Internal Revenue Code (the eligible compensation limit was $270,000 in 2017). Our matching contributions for the participating named executive officers are shown in note 5 to the Summary Compensation Table. We do not provide any supplemental retirement benefits.
The Board of Directors has adopted a travel policy whereby Mr. Masarek is permitted for business travel to fly private or charter aircraft. The policy also permits Mr. Masarek to make personal use of this private air travel where incidental to business travel. To the extent Mr. Masarek makes personal use of this private air travel, this usage is a perk, and any incremental cost to the company is disclosed in our Summary Compensation Table. To the extent practicable, other employees of the company traveled with Mr. Masarek, including Mr. Pearson and Mr. Javaid, during 2017.
Equity Grant Practices
The compensation committee approves all equity grants to executive officers and to other officers reporting directly to our Chief Executive Officer or our audit committee. The compensation committee delegated to our Chief Executive Officer and our Chief Human Resources Officer the ability to make equity grants aggregating up to 1,000,000 shares of common stock in any calendar year for new hires and promotions, to employees at the Vice President level or below (for the Chief Executive Officer) or the Senior Director level or below (for the Chief Human Resources Officer). These awards may not exceed 125,000 shares in any calendar year to any individual employee. For new hire and promotion equity grants made under this authority, the compensation committee has established equity award value guidelines to which our Chief Executive Officer and our Chief Human Resources Officer must adhere. In addition, the compensation committee delegated to our Chief Executive Officer the ability to make equity grants aggregating up to 200,000 shares of common stock in any calendar year to reward exceptional achievements, address retention issues and support incentive programs, also for employees at the Vice President level or below.
In February of each year, the compensation committee considers annual equity grants. The compensation committee's practice is to approve equity grants effective on the first trading day on or after March 15.
For special grants, equity is granted on the first trading day of the month immediately following the month in which the equity grant is approved. For newly hired or promoted employees, stock options and/or restricted stock units are granted on the first trading day of the month immediately following the month in which the employee commences employment with us or the promotion is effective.
We set the exercise price of stock options based on the closing price of our common stock as reported on the New York Stock Exchange on the date of grant. We do not backdate grants of stock options, nor do we time equity grants to coincide with the release of material non-public information about Vonage.
Post-Employment Compensation
We have benefit plans, employment and letter agreements, and other arrangements for our named executive officers that provide special benefits upon certain types of termination events. The employment agreements and letter agreements provide financial security in the event the executive officer's employment is terminated without cause or his or her responsibilities are significantly diminished. The agreements also provide clear statements of the rights of the executive officers and protect them against an unfavorable change in employment terms. Absent these provisions, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security as a result of changes to our company or in the event of a change in control. None of our current executives is entitled to an excise tax gross up upon a change in control. In addition, all equity grants made to current executives require a “double trigger” (both a change in control and termination) for payout or vesting to occur.

We believe that our change in control benefits provide appropriate incentives for the executive officers to cooperate in negotiating any change in control of Vonage without regard to the potential effect on their positions. See “Potential Post-Employment Payments” for further information regarding change in control and termination benefits under the arrangements.

Clawback, Hedging and Pledging Policies
Incentive Compensation Recovery Policy
The company has put in place an Incentive Compensation Recovery Policy for incentive awards paid to executive officers. The policy is triggered in the event of a material restatement of the company's financial results (other than as a result of a change in accounting rules, principles or interpretations) caused or substantially caused by the misconduct of a covered officer (including our NEOs). If triggered, the compensation committee may seek to recoup the portion of cash and equity based incentive awards paid or awarded to our executive officers in excess of the awards that would have been paid or awarded based on the restated financial results to the extent permitted by applicable law. In the case of equity awards that vested based on the achievement of financial results that were subsequently modified, the compensation committee and Board may also seek to recover improper gains from the sale or disposition of vested equity awards.
Hedging and Pledging
The company's securities trading compliance policy contains prohibitions against certain types of stock-related transactions. The policy prohibits any director, officer or employee from engaging in any strategy or using any product to hedge against potential changes in the value of Vonage securities, including short selling techniques, “sales against the box”, puts, calls and other derivative securities, prepaid variable forwards, equity swaps, collars, exchange funds and forward sale contracts.
In addition, except in limited circumstances, no director or officer or employee may, directly or indirectly, pledge a significant amount of Vonage securities. The restrictions include the intentional creation of any form of pledge, security interest, deposit, or lien, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any shares, whether with or without notice, consent, or default.

Consideration of Say-on-Pay Voting Results

At our 2017 annual meeting, stockholders approved our Say-on-Pay vote with 89.5% support. We were pleased with our stockholders' level of support, and value the input of our stockholders on compensation and governance practices. Therefore, we have continued our stockholder outreach efforts, which are intended to ensure that management, the board, and our compensation committee understand the views of our stockholders regarding our compensation practices. Management has conducted both in- and off-season discussions with stockholders, at which we identified issues important to our stockholders with respect to our executive compensation and equity programs. The feedback received from our stockholders is considered by Management and the Compensation Committee, and while we have not made material changes to our programs for 2018, we believe our executive compensation programs contain, and do not contain, a number of important features, detailed above. We adopted, based on stockholder preferences expressed at our 2017 annual meeting, annual Say-on-Pay voting. To the extent action is taken with respect to our compensation policies in response to those results, we will continue to report those actions in future proxy statements.

Section 162(m) and Other Tax Considerations
Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executives, unless certain conditions are met. While we may take actions to preserve deductibility of certain elements of compensation, we retain the flexibility to authorize compensation that may not be deductible if the compensation committee believes doing so is in the best interests of our company and stockholders.

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modifies Section 162(m) of the Internal Revenue Code and, among other things, eliminates the "qualified performance-based compensation" exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be nondeductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the "Covered Employees") will include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.
The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the compensation committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule.
* * * * * * * *

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Alan Masarek Chief Executive Officer	2017	$875,000	$44,844	$5,599,466		$631,094	$66,514	$7,216,918
	2016	$857,692		$4,761,659		$1,122,505	$72,701	$6,814,557
	2015	$800,000		$3,370,000		$1,140,000	$99,967	$5,409,967

David T. Pearson Chief Financial Officer and Treasurer	2017	$530,500	$21,179	$3,163,366	$3,034,267	$312,405	$9,000	$7,070,717
	2016	$520,499		$1,890,660		$544,963	$16,000	$2,972,122
	2015	$490,431		$1,421,267		$559,091	$31,330	$2,502,119

Kenneth D. Wyatt Chief Revenue Officer	2017	$340,576	$10,472	$1,788,948		$147,385	$16,000	$2,303,381

Omar Javaid Chief Product Officer	2017	$400,000	$9,840	$878,345		$138,480	$36,054	$1,462,719
	2016	$400,000		$653,557		$251,280	$32,654	$1,337,491
	2015	$161,538	$300,000	$1,225,208		$273,600	$19,411	$1,979,757

Edward Gilvar Chief Marketing Officer	2017	$385,000	$9,470	$823,445		$127,512	$9,000	$1,354,427
	2016	$385,000		$513,507		$241,857	$6,000	$1,146,364
	2015	$266,538		$856,000		$263,340	$2,369	$1,388,247
 ________________

(1)
The bonus amounts in 2017 represent amounts awarded to reflect 100% attainment of the CPaaS revenues target for the year ended December 31, 2017 as approved by our Compensation Committee and discussed in more detail in our Compensation Discussion & Analysis. The $300,000 bonus amount for Mr. Javaid for 2015 represents a bonus that was paid to him in connection with the commencement of his employment with us.

(2)
Stock awards consist of performance-based, time-based, and the acquisition related restricted stock units. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“FASB ASC 718”) by multiplying the number of shares of restricted stock awarded by the closing price of our common stock on the date of grant and based upon, where applicable, the probable outcome of performance conditions. Refer to “Compensation Discussion and Analysis—Long-Term Incentives” for additional information. The grant-date fair value of the stock-based awards will likely vary from the actual amount the named executive officer receives. Actual gains, if any, on shares acquired upon vesting of units are dependent on other factors, including the unit holders' continued employment with us through the vesting period, the achievement of any applicable operating and financial performance conditions, the future performance of our common stock, and overall stock market conditions. There can be no assurance that the values reflected in this table will be achieved. Performance-based restricted stock unit values are based upon achievement of target performance levels. If maximum performance were achieved under 2017 performance-based restricted stock awards, the total value of 2017 stock awards for participating executives would be as follows: Mr. Masarek $5,856,078, Mr. Pearson $4,231,501, Mr. Wyatt $1,377,901, Mr. Javaid $918,600, and Mr. Gilvar $861,180.

(3)
The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC 718 for each named executive officer. The assumptions used to calculate the value of stock options are set forth under Note 10 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 27, 2018. The grant-date fair value of the stock option awards will likely vary from the actual value the named executive officer receives. Actual gains, if any, on shares acquired on option exercises are dependent on other factors, including the option holder's continued employment with us through the option exercise period, the future performance of our common stock, and overall stock market conditions. There can be no assurance that the values reflected in this table will be achieved.

(4)
The amounts in this column represent total performance-based bonuses earned for services rendered during 2015, 2016, and 2017. These bonuses were based on our operating and financial performance. The bonuses earned in 2015, 2016, and 2017, as applicable, were paid in the first quarter of the subsequent year. Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for more information regarding our annual cash bonus for 2017.

(5)	The amounts in this column consist of the following:

Name	Year	401(k) Match	Insurance and Medical Premiums; Executive Physical Program	Housing/ Relocation Expense/ Reimbursement	Travel Expense/Reimbursement*	Total
Alan Masarek	2017	$6,000	$3,000	$36,869	$20,645	$66,514
	2016	$6,000	$10,000	$38,386	$18,315	$72,701
	2015	$6,000	$25,330	$59,720	$8,917	$99,967
David T. Pearson	2017	$6,000	$3,000			$9,000
	2016	$6,000	$10,000			$16,000
	2015	$6,000	$25,330			$31,330
Kenneth D. Wyatt	2017	$6,000	$10,000			$16,000
Omar Javaid	2017		$3,000	$33,054		$36,054
	2016			$32,654		$32,654
	2015			$19,411		$19,411
Edward Gilvar	2017	$6,000	$3,000			$9,000
	2016	$6,000				$6,000
	2015	$2,369				$2,369
*    Taxable income to Mr. Masarek relating to private travel was determined by using the Internal Revenue Service Standard Industry Fare Level tables, which is less than the amount listed in the table. To the extent practicable, other employees travel with Mr. Masarek; however, there is no additional incremental cost to us.

Grants of Plan-Based Awards—2017

Name	Grant Date	Date of Corporate Action	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards (6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Alan Masarek	3/15/2017	2/8/2017							418,719			$2,671,427
	3/15/2017	2/8/2017				178,322	356,643	713,286				$2,928,039
	2/8/2017		$546,875	$1,093,750	$1,914,063
David T. Pearson	3/15/2017	2/8/2017							164,203			$1,047,615
	3/15/2017	2/8/2017				69,930	139,860	279,720				$1,148,251
	5/19/2017	5/15/2017				75,000	150,000	300,000				$967,500
	5/19/2017	5/15/2017								1,000,000	6.45	$3,034,267
	2/8/2017		$265,250	$530,500	$928,375
Kenneth D. Wyatt	3/15/2017	2/8/2017							183,333			$1,099,998
	3/15/2017	2/8/2017				41,958	83,916	167,832				$688,950
	2/8/2017		$127,716	$255,432	$447,006
Omar Javaid	3/15/2017	2/8/2017							65,681			$419,045
	3/15/2017	2/8/2017				27,972	55,944	111,888				$459,300
	2/8/2017		$120,000	$240,000	$420,000
Edward Gilvar	3/15/2017	2/8/2017							61,576			$392,855
	3/15/2017	2/8/2017				26,224	52,447	104,894				$430,590
	2/8/2017		$115,500	$231,000	$404,250

(1)
As discussed in the Compensation Discussion and Analysis, the annual cash bonus awards are attributable to operating, financial, and individual performance measures. The amount shown in the “Target” column represents a payout at the target bonus percentage for each named executive officer's base salary. The amount shown in the “Threshold” column represents the amount payable if only the minimum level of company performance was attained for each metric applicable to the executive, which is 50% of the target amount shown above. If performance did not meet the minimum level of performance for any metric, then no bonus would have been paid. The amount shown in the “Maximum” column represents the amount payable if the maximum level of company performance was attained for all metrics applicable to the executive, which is 175% of the target amount shown.

Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for additional information including the minimum threshold, target, and maximum level of performance for each performance measure, the calculation of the award payable based upon actual performance in 2017, the amount of the award and award as a percentage of the target award opportunity, and adjustments.
The annual cash bonus payments to our NEOs under our bonus plan for 2017 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Amounts in this column represent performance-based restricted stock units granted under our 2015 Plan. The performance restricted stock units vest on a three-year cliff basis. The number of units actually earned will be determined after the end of the three-year performance period and can range from 0-200% of the target number of shares, based on the company's TSR performance during the three-year performance period. Please see the section titled “2015 Long-Term Incentives” in the Compensation Discussion and Analysis for additional information.

(3)
Amounts in this column represent restricted stock units granted under our 2015 Plan. The restricted stock units granted under the 2015 Plan vest in equal annual installments on the first through third anniversaries. Please see the section titled “Potential Post-Employment Payments—Employment and Related Agreements” for a discussion of the acceleration of vesting of our restricted stock units in certain circumstances, including upon a change in control.

(4)
Amounts in this column represent stock options granted under our 2015 Plan. The options for each of the named executive officers vest in four equal annual installments. Please see the section titled "Potential Post-Employment Payments -

Employment and Related Agreements" for a discussion on the acceleration of vesting of our stock options in certain circumstances, including upon a change in control.

(5)	The amounts in this column represent the closing price of our common stock on the New York Exchange on the date of the grant.

(6)
The value of a stock award or option award represents the grant-date fair value calculated in accordance with FASB ASC 718. Stock awards consist only of restricted stock units. Actual gains, if any, on shares acquired upon vesting of restricted stock units or option exercises are dependent on other factors, including the holder's continued employment with us through the vesting period or option exercise period, the outcome of any performance conditions, the future performance of our common stock, and overall market conditions. There can be no assurance that the values reflected in this table will be achieved.

Outstanding Equity Awards at Fiscal Year-End—2017

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)		Market Value of Shares or Units of Stock that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not vested
Alan Masarek	2,250,000	750,000	(3)	$3.51	11/7/2024
						334,646	(5)	$3,403,350
						418,719	(6)	$4,258,372
									473,421	(11)	$4,814,692
									356,643	(12)	$3,627,059
David T. Pearson	—	1,000,000	(4)	$6.45	5/19/2027
						47,617	(7)	$484,265
						132,874	(5)	$1,351,329
						164,206	(6)	$1,669,945
									187,976	(11)	$1,911,716
									139,860	(12)	$1,422,376
									150,000	(13)	$1,525,500
Kenneth D. Wyatt						183,333	(8)	$1,864,497
									83,916	(12)	$853,426
Omar Javaid						37,400	(9)	$380,358
						45,932	(5)	$467,128
						65,591	(6)	$667,976
									64,979	(11)	$660,836
									55,944	(12)	$568,950
Edward Gilvar						28,334	(10)	$288,157
						36,089	(5)	$367,025
						61,576	(6)	$626,228
									$51,055	(11)	$519,229
									$52,447	(12)	$533,386

(1)	Please see the section titled “Potential Post-Employment Payments—Employment and Related Agreements” for a discussion of the acceleration of our option and stock awards upon a change in control.

(2)	Based on the closing price of our common stock as of December 31, 2017 of $10.17, as reported on the New York Stock Exchange.

(3)	The options vest in equal annual installments on the first through fourth anniversaries of November 7, 2014.

(4)	The options vest in equal annual installments on the first through fourth anniversaries of May 19, 2017.

(5)	The restricted stock units vest in equal annual installments on the first through third anniversaries of March 15, 2016.

(6)	The restricted stock units vest in equal annual installments on the first through third anniversaries of March 15, 2017.

(7)	The restricted stock units vest in equal annual installments on the first through third anniversaries of March 16, 2015.

(8)	The restricted stock units vest in equal annual installments on the first through third anniversaries of March 1, 2017.

(9)	The restricted stock units vest in equal annual installments on the first through third anniversaries of September 1, 2015.

(10)	The restricted stock units vest in equal annual installments on the first through third anniversaries of May 1, 2015.

(11)	The restricted stock units vest upon the satisfaction of certain performance criteria based upon Company performance from January 1, 2016 through December 31, 2018.

(12)	The restricted stock units vest upon the satisfaction of certain performance criteria based upon Company performance from January 1, 2017 through December 31, 2019.

(13)	The restricted stock units vest upon the satisfaction of certain performance criteria based upon Company performance from January 1, 2017 through December 31, 2019.

Option Exercises and Stock Vested—2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Alan Masarek			333,989	$2,445,850
David T. Pearson	2,000,000	$8,264,067	371,484	$2,495,668
Omar Javaid			60,365	$455,815
Edward Gilvar			46,377	$303,819
  ______________

(1)	Value realized upon exercise is based on the closing sales price of our common stock on the New York Stock Exchange on the applicable exercise date.

(2)	Value realized upon vesting is based on the closing sales price of our common stock on the New York Stock Exchange on the applicable vesting date.

Potential Post-Employment Payments
The following are descriptions of our employment arrangements with our named executive officers. The table following the description of our employment arrangements quantifies the potential payments and benefits to which the named executive officer would be entitled to under our arrangements with them for various scenarios involving a termination of employment or change-in-control. The amounts shown are estimated amounts that assume that the termination or change-in-control was effective as of December 31, 2017, and thus include amounts earned through such time. The actual amounts to be paid out can only be determined at the time of such executive's separation.
Employment and Related Agreements
Alan Masarek
We entered into an agreement with Mr. Masarek providing for his employment as Chief Executive Officer in 2014. As Chief Executive Officer, Mr. Masarek reports to our board of directors. All of our employees report to Mr. Masarek or one of his designees. Mr. Masarek is entitled to receive an annual base salary of $875,000 subject to further review for increase not less often than annually by our compensation committee. Mr. Masarek is eligible to receive an annual performance-based bonus in accordance with our annual bonus program for senior executives. Annual reviews of Mr. Masarek's target annual bonus are conducted and the target annual bonus is currently set at 125%. In addition, we provide Mr. Masarek with certain perquisites as described under “Perquisites” above.
In the event Mr. Masarek’s employment is terminated by us without cause or he resigns with good reason, he is entitled to severance benefits equal to (i) twelve months base salary plus his target bonus amount for the year in which his employment terminates, payable over the twelve month period following termination of employment, (ii) a pro rata share (based on the portion of the year elapsed) of his bonus for the year in which his employment terminates, payable when, as and if under our bonus program such bonus would otherwise be paid, but in no event later than March 15th of the year following the year to which such bonus relates, (iii) any prior year bonus amounts earned but unpaid as of the termination date, (iv) other accrued but unpaid compensation and benefits under our benefits plans and (v) monthly payment equal to the amount by which continuation premiums for Mr. Masarek and his dependents under COBRA exceed what he would have paid for such coverage as an active employee for up to the length of time that he is eligible for COBRA. These benefits are subject to Mr. Masarek’s timely execution of a general release of claims and forfeiture in the event of Mr. Masarek’s material breach of his contractual confidentiality, non-competition, non-solicitation and non-hire obligations to the Company. If Mr. Masarek’s employment is terminated by us without cause or he resigns with good reason other than on or prior to the first anniversary of a change of control, (A) a pro rata portion of the other options and restricted stock units granted upon Mr. Masarek’s appointment will become vested and immediately exercisable as of the date of such termination, with such amount to be determined based upon the portion of the award that would have vested on such award’s next applicable vesting date immediately following the date of termination, multiplied by a fraction where (x) the numerator is the number of full and fractional months that had elapsed between the applicable vesting date immediately prior to such termination and such termination date plus twelve (12), and (y) the denominator is twelve (12); and (B) pro rata portion of all performance restricted stock units outstanding as of the termination date will vest at the end of the applicable performance period based on actual performance, prorated based on service during the applicable performance period through the termination date.
If Mr. Masarek’s employment is terminated due to his death or disability, he (or his estate) is entitled to (i) a pro rata portion of his annual bonus for the year of termination, if and to the extent the Company achieves its performance metrics for such year, (ii) any prior year bonus amounts earned but unpaid as of the termination date, and (iii) other accrued but unpaid compensation and benefits under our benefit plans. In addition, if Mr. Masarek’s employment is terminated due to his death or disability other than on or prior to the first anniversary of a change of control, (A) one-half of the then-unvested options and restricted stock units granted upon Mr. Masarek’s appointment will vest, and (1) on death, the target amount of performance restricted stock units will vest, prorated based on service during the applicable performance period prior to death (but not prorated below 50%), and (2) on disability, a prorated portion of the performance restricted stock units will vest, based on actual performance at the end of the performance period, prorated based on service during the applicable performance period prior to termination of employment (but not prorated below 50%).
If Mr. Masarek’s employment is terminated for cause or he resigns without good reason, he will be entitled only to accrued but unpaid compensation and benefits under our benefit plans.
In the event of a change of control, if Mr. Masarek’s employment is terminated without cause or he resigns with good reason, or due to Mr. Masarek’s death or disability, on or prior to the first anniversary of the change of control, all of his options and restricted stock units will fully vest. Upon a change of control of the Company, a portion of the performance restricted stock units, determined based on performance during the applicable performance period through the change of control, will become eligible to vest (the “COC Portion”), subject only to Mr. Masarek’s continued employment with the Company at the end of the performance period, provided that the COC Portion will fully vest upon a termination due to death or disability at any time following a change of control or upon a termination without cause or resignation for good reason that occurs on or within one year following a change of control. These change of control vesting provisions also will apply to future equity and equity-based awards granted to Mr. Masarek.
If any payments, benefits or distributions to or for the benefit of Mr. Masarek would subject him to an excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Code, such payments will be reduced to an amount (after reduction) $1.00 less than that which would not subject Mr. Masarek to the excise tax, except that payments will only be reduced if the after-tax value of amounts received by Mr. Masarek after application of the reduction would exceed the after-tax value of the amounts received without application of such reduction.
David T. Pearson
We and Mr. Pearson entered into an employment agreement at the commencement of his employment with us in May 2013. In the event Mr. Pearson's employment is terminated by the company without cause or he resigns with good reason he is entitled to severance benefits equal to twelve months base salary plus his target bonus amount for the year in which his employment terminates, payable over the twelve month period following termination of employment, and a pro rata share (based on the portion of the year elapsed) of his bonus for the year in which his employment terminates, payable when, as and if under the company's bonus program such bonus would otherwise be paid, but in no event later than March 15th of the year following the year to which such bonus relates. These benefits are subject to forfeiture in the event of Mr. Pearson's non-compliance with his contractual confidentiality, non-competition, non-solicitation and non-hire obligations to the company. If Mr. Pearson's employment is terminated due to his death or disability he or his estate is entitled to a pro rata portion of his annual bonus for the year of termination, if and to the extent the company achieves its performance metrics for such year.
If any payments, benefits or distributions to or for the benefit of Mr. Pearson would subject him to an excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Code, such payments will be reduced to the maximum amount (after reduction) that would not subject Mr. Pearson to the excise tax, except that payments will only be reduced if the after-tax value of amounts received by Mr. Pearson after application of the reduction would exceed the after-tax value of the amounts received without application of such reduction. Mr. Pearson is subject to non-solicitation and non-hire restrictions under the employment agreement and non-competition restrictions under our confidentiality and innovations agreement, each of which shall be in effect during the employment period and for twelve months thereafter.
Kenneth Wyatt
We and Mr. Wyatt entered into a letter agreement at the commencement of his employment with us. The letter agreement, as amended, provided that in the event Mr. Javaid's employment is terminated by us without cause or by him for good reason he is entitled to severance benefits equal to nine months of base salary payable by us during our regular payroll cycle over the nine month period following termination of employment. Mr. Javaid entered into our form of confidentiality and innovations agreement.
Omar Javaid
We and Mr. Javaid entered into a letter agreement at the commencement of his employment with us. The letter agreement, as amended, provided that in the event Mr. Javaid's employment is terminated by us without cause or by him for good reason he is entitled to severance benefits equal to nine months of base salary payable by us during our regular payroll cycle over the nine month period following termination of employment. Mr. Javaid entered into our form of confidentiality and innovations agreement.
Edward Gilvar
We and Mr. Gilvar entered into a letter agreement at the commencement of his employment with us. The letter agreement, as amended, provided that in the event Mr. Gilvar's employment is terminated by us without cause or by him for good reason he is entitled to severance benefits equal to nine months of base salary payable by us during our regular payroll cycle over the nine month period following termination of employment. Mr. Gilvar entered into our form of confidentiality and innovations agreement.
Acceleration of Vesting of Stock Options, Time-Based and Performance-Based Restricted Stock Units
Our option and time-based restricted stock unit agreements for grants to our NEOs (other certain sign-on grants) provide for acceleration of vesting of (i) 100% of unvested stock options and time-based restricted stock units covered by those agreements in the event of termination of employment without cause or for good reason following but prior to the first anniversary of a change in control and (ii) 50% of unvested stock options and time-based restricted stock units covered by those agreements in the event of death or disability.
Upon a change in control, a portion of any performance-based restricted stock unit award equal to the amount payable if the performance period were deemed to end on the date of the consummation of the change in control will vest as of the last day of the applicable performance period, (i) subject to continued employment on the last day of the performance period, (ii) in the event employment terminates due to death or disability, or (iii) due to termination by without cause or for good reason.
In the event of a termination of employment for death or disability, a portion of any performance-based restricted stock unit award equal to a fraction based upon the percentage of the performance period elapsed at the time of termination of employment, but in any case no less than half, will vest. For termination of employment due to death, such vesting will occur upon termination. For termination of employment due to disability, such vesting will occur upon the end of the applicable performance period.

Potential Payments Upon Termination of Employment or Change-in-Control
The following table quantifies potential payments to our named executive officers upon termination of employment or change-in-control assuming the triggering event took place on December 31, 2017, the last business day of our last completed fiscal year.

Name	Cash Severance Payment	Bonus	Acceleration of Stock Options (Unvested) (1)	Acceleration of Restricted Stock Units (Unvested) (2)	Reduction for Excise Tax	Total Termination Benefits
Alan Masarek (3)
Termination without cause or resignation for good reason	$875,000	$1,093,750	$4,995,000	$3,121,122		$10,084,872
Termination upon death or disability		$1,093,750	$2,497,500	$8,051,736		$11,642,986
Termination without cause or resignation for good reason following a change in control	$875,000	$1,093,750	$4,995,000	$16,103,473	$(13,628,450)	$9,438,773
David T. Pearson
Termination without cause or resignation for good reason	$530,500	$530,500	$930,000	$1,716,564		$3,707,564
Termination upon death or disability		$530,500	$1,860,000	$4,182,565		$6,573,065
Termination without cause or resignation for good reason or death or disability following a change in control	$530,500	$530,500	$3,720,000	$8,365,130		$13,146,130
Kenneth D. Wyatt
Termination without cause or resignation for good reason	$255,432					$255,432
Termination upon death or disability						$—
Termination without cause or resignation for good reason following a change in control	$255,432					$255,432
Omar Javaid
Termination without cause or resignation for good reason	$300,000					$300,000
Termination upon death or disability						$—
Termination without cause or resignation for good reason following a change in control	$300,000					$300,000
Edward Gilvar
Termination without cause or resignation for good reason	$288,750					$288,750
Termination upon death or disability						$—
Termination without cause or resignation for good reason following a change in control	$288,750					$288,750

(1)
The payments relating to stock options represent the value of unvested stock options as of December 31, 2017 that would be accelerated upon the various termination of employment events, calculated by multiplying the number of shares underlying unvested options by the excess of the closing price of our common stock on December 31, 2017 $10.17 over the exercise price.

(2)
The payments relating to restricted stock units represent the value of unvested and accelerated restricted stock units as of December 31, 2017 calculated by multiplying the number of unvested shares that would be accelerated by the various termination events by the closing price of our common stock on December 31, 2017 $10.17.

(3)
The payments relating to termination without cause of resignation for good reason following a change in control reflect reductions caused by applicable excise taxes under the “golden parachute” rules of Sections 280G and 4999 of the Code.

CEO Pay Ratio

Below is (i) the 2017 annual total compensation of our CEO; (ii) the 2017 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee, and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Annual Total Compensation*	$7,241,261.25
Median Employee Annual Total Compensation	$88,701.41
CEO to Median Employee Pay Ratio	81.6:1
* This annual total compensation is the Summary Compensation Table amount, plus certain nondiscriminatory benefits (including health insurance).

Methodology

Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process is explained below:

•
Determined Employee Population. We began with our global employee population as of December 31, 2017, including full-time, part-time, and seasonal or temporary workers, employed by our company or consolidated subsidiaries, but excluding our CEO. It also excludes the following: third-party contractors, consultants, fixed-term employees, interns and employees on Leave of Absence.

•
Identified the Median Employee. We calculated compensation for each employee using annual base salary as of December 31, 2017, plus performance year 2017 cash incentives (paid in March 2018) and equity awards granted in 2017. We estimated total compensation using a method similar to the Summary Compensation Table rules, but excluded employer health insurance contributions and the value of other benefits, and then identified the median employee.

•
Calculated CEO Pay Ratio. We calculated our median employee’s annual total compensation for 2017 according to the SEC’s instructions for preparing the Summary Compensation Table. We then calculated our CEO’s annual total compensation using the same approach to determine the pay ratio shown above.

We are committed to continuing to make Vonage a "Destination Place to Work", which includes our continued investment in our employees at all levels through performance-based compensation that balances risk and reward, supports professional growth and development, and offers affordable benefits and programs that meet the diverse needs of our employees and their families.

DIRECTOR COMPENSATION
We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties as well as the skill-level required by us of members of our board.
Cash Compensation Paid to Board Members
Directors' annual retainer fees for 2017 were as follows:

• Chairman of the Board annual retainer (in lieu of board and committee meeting fees)*	$125,000
• Base annual retainer for all other non-executive directors*	$80,000
• Additional annual retainers*:
• Lead director and audit committee chair	$25,000
• Other audit committee members	$5,000
• Compensation committee chair	$15,000
• Nominating and Governance committee chair	$10,000
• Other compensation committee and nominating committee members	$—
*       Pro-rated for actual service during the twelve-month period covered by the retainer.

We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors of our company. In addition, our board of directors has authority to make payments to directors performing services determined by our board of directors, upon recommendation of the nominating and governance committee, to be extraordinary services which significantly exceed customary and routine services performed by a director, in an amount determined by our board of directors to be appropriate compensation for the services performed. We also provide health, vision and dental benefits to our Chairman of the Board.
Equity-Based Grants to Board Members and Stock Ownership Guidelines for Directors
For 2017, on the first day of each quarter, non-employee directors of our company were awarded $28,750 of restricted stock (1.5x such share amount of restricted stock for Mr. Citron). The stock price used to calculate the number of shares of stock to be granted, all of which are fully vested, is the closing price of our common stock on the New York Stock Exchange on the date of grant, or if such date is not a trading day, the closing selling price on the trading day immediately preceding the date of grant. In order to be eligible for grants, a non-employee director must have served on our board for the entire previous quarter.
Our board of directors has adopted stock ownership guidelines requiring our non-employee directors to maintain a minimum equity stake in the company during their tenure as director. Our board of directors believes that these requirements help to ensure an alignment of director interests with those of stockholder interests and promote a focus on long-term growth. Non-employee directors must maintain a stock ownership level equal to three times our annual board retainer. Shares included in the calculation to assess compliance with the guidelines include shares owned outright and the value of unvested RSUs. Each non-employee director must retain 50% of net stock options exercised or stock delivered from vested restricted stock units until the guidelines are met. All non-employee directors have met the guidelines other than Messrs. Akhavan and Steele, who joined the board of directors in 2016. Directors may be exempted from the guidelines and/or the retention ratio due to financial hardship as determined by the compensation committee in its discretion.

2017 Director Compensation
The following table summarizes the compensation paid by us to non-employee directors for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total
Jeffrey A. Citron	$125,000	$172,477		$297,477
Naveen Chopra	$85,000	$114,991		$199,991
Stephen Fisher	$80,000	$114,991		$194,991
Carolyn Katz	$100,000	$114,991		$214,991
John J. Roberts	$130,000	$114,991		$244,991
Carl Sparks	$90,000	$114,991		$204,991
Gary Steele	$80,000	$114,991		$194,991
Hamid Akhavan	$122,150	$86,242		$208,392
 ____________

(1)
Stock awards consist only of restricted stock all of which are fully vested at the time of grant. The amounts shown are the grant date fair value, calculated in accordance with FASB ASC 718 by multiplying the number of shares of restricted stock awarded by the closing price of our common stock on the date of grant.

As of December 31, 2017, directors held options for the following aggregate number of shares:

Name	Number of Shares Underlying Outstanding Stock Options
Jeffrey A. Citron (1)	236,250
Naveen Chopra	150,000
Stephen Fisher	150,000
John J. Roberts	170,000
Carl Sparks	210,000

(1)	Represents options granted under our director compensation programs only. See Stock Ownership Information below for more information regarding the equity ownership of our officers and directors.
STOCK OWNERSHIP INFORMATION
The following table sets forth information regarding the beneficial ownership of our common stock as of April 16, 2018 by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers, as defined under SEC rules; and

•	all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 16, 2018 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is 23 Main Street, Holmdel, New Jersey 07733.
This table assumes [231,153,342] shares of common stock outstanding as of April 16, 2018.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Beneficial Owners of More than 5%
Jeffrey A. Citron (1)	17,998,072	7.72%
BlackRock, Inc. (2)	28,008,139	12.12%
The Vanguard Group, Inc. (3)	23,070,124	9.98%
Wellington Management Group LLP (4)	14,622,655	6.33%
Directors, Director Nominees, and Named Executive Officers
Jeffrey A. Citron (1)	17,998,072	7.72%
Alan Masarek (5)	2,911,855	1.25%
David T. Pearson (6)	308,008	*
Kenneth Wyatt (7)	39,716	*
Edward Gilvar (8)	116,556	*
Omar Javaid (9)	162,659	*
Carolyn Katz (11)	230,676	*
Stephen Fisher (12)	239,431	*
Naveen Chopra (13)	204,615	*
Hamid Akhavan (14)	15,302	*
John J. Roberts (15)	255,752	*
Carl Sparks (16)	—	—
Gary Steele (17)	23,848	*

All directors and executive officers as a group (22 persons) (18)	24,989,992	10.51%

*	Less than one percent.

(1)
Includes (i) 904,230 shares owned by Kyra Elyse Citron 2016 Florida Descendants Trust; (ii) 908,628 shares owned by Kyra Elyse Citron 2015 Beneficiaries Trust; (iii) 1,000,000 shares owned by Noah Aidan Citron 2016 Florida Descendants Trust; (iv) 1,000,000 shares owned by Noah Aidan Citron 2015 Beneficiaries Trust; and (v) XXXX shares of common stock issuable upon exercise of stock options.

(2)
Based on an amendment to Schedule 13G filed on January 18, 2018 by Blackrock, Inc. disclosing sole voting power over 27,562,344 shares of common stock and sole power to dispose of or direct the disposition of 28,008,139 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10022.

(3)
Based on an amendment to Schedule 13G filed February 7, 2018 by The Vanguard Group, Inc. disclosing sole voting power over 398,585 shares of common stock, shared power to vote over 33,969 sole power to dispose of or direct the disposition of 22,651,801 shares of common stock and shared power to dispose of or direct the disposition of 418,323 shares of common stock. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on an amendment to Schedule 13G filed on February 14, 2018 by (a) Wellington Management Group LLP disclosing shared voting power over 7,739,089 shares of common stock and shared power to dispose of or direct the disposition of 14,622,655 shares of common stock. The address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210, (b) Wellington Group Holdings LLP disclosing shared voting power over 7,739,089 shares of common stock and shared power to dispose of or direct the disposition of 14,622,655 shares of common stock. The address of Wellington Group Holdings LLP is 280 Congress Street, Boston, MA 02210, (c) Wellington Investment Advisors Holdings LLP disclosing shared voting power over 7,739,089 shares of common stock and shared power to dispose of or direct the disposition of 14,622,655 shares of common stock. The address of Wellington Investment Advisors Holdings LLP is 280 Congress Street, Boston, MA 02210, and (d) Wellington

Management Company LLP disclosing shared voting power over 7,739,089 shares of common stock and shared power to dispose of or direct the disposition of 13,800,520 shares of common stock. The address of Wellington Management Company LLP is 280 Congress Street, Boston, MA 02210.

(5)	Includes 2,050,000 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(6)	Includes 0 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(7)	Includes 0 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(8)	Includes 0 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(9)	Includes 0 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(10)	Includes 0 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(11)	Includes 150,000 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(12)	Includes 150,000 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(13)	Includes 140,625 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(14)	Includes 0 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(15)	Includes 166,250 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(16)	Includes 0 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(17)	Includes 0 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(18)	Includes 6,684,008 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	31,296,378	$4.21	11,455,112
Equity compensation plans not approved by security holders (2)	2,226,760	$1.64	377,222
Total	33,523,138		11,832,334
 ________________

(1)
Includes awards outstanding under the Company's 2015 Long-Term Incentive Plan (the "2015 Plan") and prior stockholder approved plans. Any shares underlying options that are canceled or expire without exercise will become available for issuance under the 2015 Plan. Awards under the 2015 Plan may include restricted stock, unrestricted stock, restricted stock units, stock appreciation rights, performance shares or other equity-based awards, as our board of directors or compensation committee may determine.

(2)
Consists of shares issuable under the Nexmo Inc. 2011 Stock Plan, which stock options were assumed by the Company upon the June 3, 2016 acquisition of Nexmo Inc. The plan is listed as "not approved" because the Nexmo Inc. 2011 Stock Plan was not subject to separate line item approval by Vonage's stockholders when the merger, which included the assumption of this plan, was approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal year 2017, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.
In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% stockholders.

EXECUTIVE OFFICERS OF VONAGE
Set forth below is certain information concerning our executive officers.

Alan Masarek, Chief Executive Officer. Mr. Masarek, age 57, has been our Chief Executive Officer and a director since November 2014. Mr. Masarek joined us from Google, Inc., where he was Director, Chrome & Apps. Prior to joining Google in 2012, Mr. Masarek was the Co-Founder of Quickoffice, Inc. and served as Chief Executive Officer from July 2007 until June 2012, when Quickoffice was acquired by Google. Mr. Masarek also served as Co-Founder, Chairman and Chief Executive Officer of AdOutlet, Inc. from April 1999 to September 2001. Previously, he held senior leadership roles, including President, at Advanced Health Corp. from September 1995 to March 1999.
David T. Pearson, Chief Financial Officer and Treasurer. Mr. Pearson, age 52, joined us as Chief Financial Officer and Treasurer effective May 1, 2013, and is responsible for all finance and treasury functions. Mr. Pearson joined the company from Deutsche Bank Securities, where he spent over nine years as a Managing Director and was Global Media & Telecom Group Head. Prior to joining Deutsche Bank, he worked at Goldman, Sachs & Co. for nine years, in his final position as Managing Director in the firm's Technology, Media & Telecommunications practice. While at Goldman, he focused on advising major telecommunications and wireless providers and also advised on cable, broadcasting and technology transactions. Mr. Pearson started his career as a consultant at Coopers & Lybrand, where he worked on strategy, business process re-engineering and emerging market privatization projects, all within the global telecommunications industry.
Kenneth Wyatt, Chief Revenue Officer. Mr. Wyatt, age 49, joined us in February 2017 as Chief Revenue Officer. Mr. Wyatt has nearly 20 years of experience in the communications technology space, with expertise in hosted cloud, cloud computing, colocation, data, voice, and managed and IT services. Most recently, Mr. Wyatt was with CenturyLink, where he held various senior executive roles including President of Business Solutions. In this role, he led a $6.5 billion business unit with a team of more than 4,500 professionals who delivered services across the SMB, mid-market and enterprise segments. His responsibilities included sales, revenue operations, and creating an exceptional end-to-end customer experience. Prior to joining CenturyLink in 2009, he served in leadership roles at both Embarq and Sprint, including Vice President, Sales and Customer Care and Vice President, Marketing and Product Development.
Omar Javaid, Chief Product Officer. Mr. Javaid, age 46, joined us in August 2015 as Chief Product Officer. Mr. Javaid has more than 20 years of experience creating award-winning products in the technology industry with a focus on telecommunications, media and web product development. He joined Vonage from Rovi Corporation, a cloud-based entertainment discovery company, where he was Senior Vice President and General Manager of Discovery and Cloud Platforms since June 2014. Prior to Rovi, Mr. Javaid held positions as Vice President and General Manager of Commercial Mobility, and Vice President of Product Management and Marketing for Hewlett-Packard. He has also held executive positions at Motorola Mobility and Qualcomm, Inc. An entrepreneur, Mr. Javaid founded and led two successful technology startups.
Edward Gilvar, Chief Marketing Officer. Mr. Gilvar, age 51, joined us in April 2015 as Chief Marketing Officer. Mr. Gilvar has more than 25 years of experience leading marketing and advertising for numerous world-class brands. Prior to joining Vonage, Mr. Gilvar was EVP and Chief Marketing Officer at Monster Worldwide, Inc., beginning in 2008 overseeing all aspects of Monster’s global marketing function. Prior to joining Monster, Mr. Gilvar was EVP and Managing Director at BBDO, managing advertising for the NFL, Target, AOL and Guinness, among other businesses. He has also held leadership roles at several advertising firms, including McKinney, Hill/Holliday and Mullen.
Sagi Dudai, Chief Technology Officer. Mr. Dudai, aged 44, joined us in May 2012 and serves as our Senior Vice President of Software Engineering. Prior to joining Vonage, Mr. Dudai held engineering leadership roles at various technology companies and positioned three startups -- Mercury Interactive, TelMap & fring -- for acquisition by Hewlett-Packard, Intel and GenBand. Earlier, Mr. Dudai also worked on a number of classified software and hardware engineering projects for Israeli intelligence.
Susan Quackenbush, Chief Human Resources Officer. Ms. Quackenbush, age 53, joined us in November 2015 as Chief Human Resources Officer. Ms. Quackenbush has over 25 years of experience, spending 18 years in human resources and eight years in corporate finance. She joined Vonage from Presidio, Inc., where she served as Chief Human Resources Officer from 2012. Prior to that, Ms. Quackenbush was Vice President of Human Resources at DMG Information & Events. Earlier, she was Head of Human Resources, Global Banking & Financial Markets, for BT (British Telecommunications). Ms. Quackenbush has also held executive roles at Thomson Reuters, R.H. Donnelley, Honeywell and Ford Motor Company.

Randy Rutherford, Chief Legal Officer. Mr. Rutherford, age 44, has been our Chief Legal Officer since December 2016. Mr. Rutherford joined us in November 2011 as Vice President, Law, and served as Vice President, Law and Deputy General Counsel beginning in October 2015. Previously, Mr. Rutherford was a partner at Day Pitney LLP from January 2009 through November 2011 and has 20 years of experience advising senior management and boards of directors on corporate governance, securities law, executive compensation, capital markets, and mergers & acquisitions matters.
Johan Hybinette, Chief Information Security Officer. Mr. Hybinette, age 55, joined us in April 2017 as our Chief Information Security Officer. Mr. Hybinette has more than two decades of experience in information technology. Prior to joining Vonage, Mr.Hybinette served as CISO at Hosting.com, a major international managed cloud provider, where he managed the company’s vast portfolio of compliance certifications and led the organization’s risk and compliance transformation to improve overall efficiency and communications. Prior to Hosting.com in June 2014, Johan held both Chief Information Security Officer and Chief Technology Officer roles at Schryver Medical, Inc. beginning in October 2009 Mr. Hybinette has also served in various security and technology leadership roles in the healthcare, data and information security services industries.
Vinod Lala, Chief Strategy Officer. Mr. Lala, age 49, joined us in May 2014 to lead corporate strategy and development, leveraging his cloud technology, corporate investment and strategic advisory experience. Prior to Vonage, Mr. Lala was at Guggenheim Partners, where he was a Managing Director and led principal investments and mergers & acquisitions in cloud technology and communications. Prior to joining Guggenheim in 2011, Mr. Lala was a Managing Director at Deutsche Bank, where he focused on cloud communications services and technology, and counseled global businesses and their boards on corporate strategy and deal execution.
Valerie Kahn, Senior Vice President - Business Development. Ms. Kahn, age 60, joined us in May 2014 to lead our business development organization. Ms. Kahn has over 25 years of business development, operating, technology and marketing experience helping to build some of the world’s most successful businesses. From 2013 through 2015, Ms. Kahn was a [director] at Google where she fostered alliances, as well as expanded the strategic partner network within the tech sector. Prior to that, Ms. Kahn was managing partner at 151 Ventures, LLC. a leading advisory and consulting firm that helps mobile, wireless, and web-based software and technology companies build and execute strategies to drive revenue growth.
David Levi, Senior Vice President and Principal Accounting Officer. Mr. Levi, age 57, joined us in April 2017 as Senior Vice President and Principal Accounting Officer. Mr. Levi has more than 20 years of experience leading global finance teams across numerous companies, including Bristol-Myers Squibb (BMS), The New York Times and Thomson Reuters. Prior to joining Vonage, Mr. Levi was Executive Director - Global Financial Compliance and Controls, and US Controller at BMS, January 2005 to April 2017. Prior to that, Mr. Levi served in senior Finance positions at other companies as Controller, Financial Reporting Director and as an audit manger at PriceWaterhouseCoopers.
Ken McMahon, Senior Vice President - Client Operations. Mr. McMahon, age 41, joined us in February 2018 as Senior Vice President of Client Operations. Mr. McMahon has spent over 20 years leading various aspects of the end-to-end customer experience including service delivery, repair and care, national operations and sales. Prior to Vonage, from November 201 through February 2018, Mr McMahon was Vice President, Enterprise Sales at CenturyLink. Prior to that he also held several other senior-level roles where he had P&L responsibilities and led large organizations encompassing sales, field operations, and capital investment among others. Prior to that, Mr. McMahon was a Director of Sales Support at EMBARQ, a large independent local exchange carrier acquired by CenturyLink in 2009. He also held several roles managing customer care, support services and business transformation for Sprint.
Jay Patel, Senior Vice President - Product. Mr. Patel, age 50, joined us in April 2016 to lead the Vonage Business product strategies and roadmap. Mr Patel has more than 20 years of experience in technology planning, leading development and implementation of product strategy. From 2014 through 2016, Mr. Patel was Vice President of Engineering at Motorola where he lead component development engineering teams and Developed technology roadmap definition, component design, and integration into smartphone and wearable products categories. Prior to that, Mr. Patel was Vice President of Strategy and Competitive Intelligence at Motorola beginning in 2011 where lead strategic analysis of new market opportunities, competitive dynamics, and market forecasts.
Lewis Black, General Manager - CPaaS Business. Mr. Black, age 52, joined us as part of our acquisition of Nexmo in June 2016 and serves as General Manager for Nexmo, the Vonage API Platform. Mr. Black brings more than 20 years of executive experience in the communications technology space with expertise in communications services, networking, communication hardware, enterprise software, cloud and SaaS businesses. Lewis has a broad based background in finance and operations and has extensive experience in building and scaling businesses globally. Mr. Black joined Nexmo in 2015. Prior to Nexmo, Mr. Black was VP of Finance and Operations for Citrix Systems, Enterprise and Service provider Division responsible for driving strategy and portfolio investment decisions across the Division while optimizing operational execution and performance as a member of the executive team. Prior to Citrix, Mr. Black held various finance and operational leadership roles in AT&T, Lucent Technologies and Avaya Communications, among others.

APPENDIX A
VONAGE HOLDINGS CORP.
RECONCILIATION OF GAAP INCOME FROM OPERATIONS
TO ADJUSTED OIBDA AND TO ADJUSTED OIBDA MINUS CAPEX
(Dollars in thousands)
(unaudited)

	For the Years Ended December 31,
	2017	2016	2015
Income from operations	$59,391	$44,154	$52,992
Depreciation and amortization	72,523	72,285	61,833
Share-based expense	30,105	30,253	27,541
Acquisition related transaction and integration costs	172	4,863	2,610
Acquisition related consideration accounted for as compensation	12,782	16,780	—
Change in contingent consideration	—	(11,472)	—
Organizational transformation	5,101	2,435	—
Loss on sublease	—	744	—
Loss from discontinued operation, excluding income tax	—	—	(1,615)
Depreciation from discontinued operation	—	—	132
Net loss attributable to noncontrolling interest	—	—	59
Adjusted OIBDA	$180,074	$160,042	$143,552
Less:
Capital expenditures	$(21,915)	$(26,146)	$(17,323)
Intangible assets	$—	$(50)	$(2,500)
Acquisition and development of software assets	$(11,374)	$(11,538)	$(14,183)
Adjusted OIBDA Minus Capex	$146,785	$122,308	$109,546

VONAGE HOLDINGS CORP.
RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO VONAGE TO
NET INCOME ATTRIBUTABLE TO VONAGE EXCLUDING ADJUSTMENTS
(Dollars in thousands)
(unaudited)

	For the Years Ended December 31,
	2017	2016	2015
Net income attributable to Vonage	$(33,933)	$13,151	$22,655
Amortization of acquisition - related intangibles	36,545	32,016	24,592
Acquisition related costs	172	4,863	2,610
Acquisition related consideration accounted for as compensation	12,782	16,780	—
Change in contingent consideration	—	(11,472)	—
Organizational transformation	5,101	2,435	—
Loss on sublease	—	744	—
Tax impact on Tax Cuts and Jobs Act	69,378
Tax effect on adjusting items	(22,558)	(18,745)	(11,240)
Net income attributable to Vonage excluding adjustments	$67,487	$39,772	$38,617
Net income attributable to Vonage per common share:
Basic	$(0.15)	$0.06	$0.11
Diluted	$(0.15)	$0.06	$0.10
Weighted-average common shares outstanding:
Basic	225,311	215,751	213,147
Diluted	225,311	231,941	224,110
Net income attributable to Vonage excluding adjustments per common share, excluding adjustments:
Basic	$0.30	$0.18	$0.18
Diluted	$0.28	$0.17	$0.17
Weighted-average common shares outstanding:
Basic	225,311	215,751	213,147
Diluted	241,933	231,941	224,110
VONAGE HOLDINGS CORP.
FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	For the Years Ended December 31,
	2017	2016
Net cash provided by operating activities	$128,058	$93,456
Less:
Capital expenditures	(21,915)	(26,146)
Intangible assets	—	(50)
Acquisition and development of software assets	(11,374)	(11,538)
Free cash flow	$94,769	$55,722

EXHIBIT I
ARTICLE NINTH OF THE RESTATED CERTIFICATE OF INCORPORATION
OF
VONAGE HOLDINGS CORP.
NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.
1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
2. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation.
3. Classes of Directors; Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors:
(a)    Prior to the election of directors at the Corporation’s annual meeting of stockholders in 2021, the Board of Directors shall be and is divided into three classes: Class I, Class II and Class III.
(b)    Each director elected prior to the Corporation’s 2019 annual meeting of stockholders shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. Following the expiration of the terms of the Class I directors at the Corporation’s annual meeting of stockholders in 2019, the Class II directors at the Corporation’s annual meeting of stockholders in 2020, and the Class III directors at the Corporation’s annual meeting of stockholders in 2021, the directors whose terms expire at each such meeting shall be elected for a term of one year, expiring the earlier of (i) the succeeding annual meeting of stockholders or (ii) the election and qualification of such director’s successor or such director’s earlier death, resignation or removal. Each director selected as a successor to a director in office shall have the remaining term of office of the director he or she succeeded, except that, if such successor director is elected at an annual meeting of stockholders at which the term of the director succeeded by such successor director expired, such term shall extend until the succeeding annual meeting of stockholders.
4. Removal. Subject to the rights of holders of any series of Preferred Stock:
(a)    Prior to the Corporation’s annual meeting of stockholders in 2021, the Corporation’s Board of Directors shall be classified and directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.
(b)    From and after the election of directors at the Corporation’s annual meeting of stockholders in 2021, the Board of Directors shall cease to be classified and directors of the Corporation may be removed with or without cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors.
5. Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
6. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.
7. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorships in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.
8. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.
9. Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise.

*** Exercise Your *Right* to Vote ***

VONAGE HOLDINGS CORP.

VONAGE HOLDINGS CORP.
PO BOX 310
HOLMDEL, NJ 07733

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 16, 2018
Date: June 13, 2018 **Time:** 10:00 AM Local Time
Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/VG2018.

The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/VG2018 and be sure to have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page).

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com*, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E44777-P05903

VONAGE HOLDINGS CORP.
PO BOX 310
HOLMDEL, NJ 07733

SCAN TO
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VG2018**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E44775-P05903

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

VONAGE HOLDINGS CORP.

A. Election of Directors

The Board of Directors recommends you vote FOR the listed nominees.

Nominees:	**For**	**Against**	**Abstain**
1a. Jeffrey A. Citron	☐	☐	☐
1b. Naveen Chopra	☐	☐	☐
1c. Stephen Fisher	☐	☐	☐

B. Issues

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
3. To approve our named executive officers' compensation in an advisory vote.	☐	☐	☐
4. To approve amendments to our Restated Certificate of Incorporation to provide for the phased elimination of our classified board structure.	☐	☐	☐

NOTE: To transact other business as may properly come before the meeting or any adjournment thereof.

C. Authorized Signatures

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date